Exhibit 2.1

STOCK PURCHASE AGREEMENT

among

THE CHEFS’ WAREHOUSE PASTRY DIVISION CANADA ULC

THE SHAREHOLDERS SET FORTH HEREIN

FULCRUM CAPITAL PARTNERS INC.

(solely for purposes of Sections 5.1 and 5.3 and Article VIII)

and

THE SHAREHOLDERS’ REPRESENTATIVE

May 1, 2013

TABLE OF CONTENTS

ARTICLE I. SALE AND TRANSFER OF SHARES; CLOSING		1
1.1	Sale and Transfer of Shares	1
1.2	Purchase Price	2
1.3	Escrow Agreement	3
1.4	Other Closing Payments	3
1.5	Closing	4
1.6	Tax Withholding	6
1.7	Purchase Price Allocation	6

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		6
2.1	Organization; Ownership of Shares; Capitalization; and Power	6
2.2	Authorization	8
2.3	Non-Contravention	8
2.4	Financial Statements; Undisclosed Liabilities	8
2.5	Books and Records	10
2.6	Inventory	10
2.7	Assets	10
2.8	Real Property; Leased Real Property	10
2.9	Contracts	11
2.10	Absence of Certain Changes	12
2.11	Litigation	14
2.12	Brokerage	14
2.13	Employees	14
2.14	Directors and Officers; Compensation; Banks	15
2.15	Intellectual Property	15
2.16	Employee Benefit Plans	17
2.17	Insurance	20
2.18	Customers and Suppliers	20
2.19	Relationships with Company Related Persons	20
2.20	Legal Compliance; Governmental Licenses	20
2.21	Taxes	21
2.22	Environmental Matters	25
2.23	Orders, Commitments and Returns	25
2.24	Accounts Receivable; Trade Accounts Payable	26
2.25	Full Disclosure	26

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER		26
3.1	Organization, Power and Authority	26
3.2	Authorization; No Breach	27
3.3	Approvals	27
3.4	Litigation	27
3.5	Brokerage	27

ARTICLE IV. RELIANCE		27
4.1	No Other Representations	27
4.2	Disclosures	28

i

ARTICLE V. POST-CLOSING COVENANTS AND AGREEMENTS		28
5.1	Non-Competition	28
5.2	Further Assurances	30
5.3	Confidentiality	31
5.4	Straddle Periods	32
5.5	Investment Canada Act Notification	32
5.6	Cooperation on Tax and Further Assurances	33
5.7	Post Closing Tax Refunds	33
5.8	2013 Audited Financial Statements	34
5.9	Stub Period Balance Sheet	34
5.10	Access to Records and Information	34

ARTICLE VI. INDEMNIFICATION		35
6.1	Survival	35
6.2	Indemnification	35
6.3	Limits on Indemnification	36
6.4	Matters Involving Third Parties	38
6.5	Right to Offset	39
6.6	Investigation	39
6.7	No Entitlement to Indemnification Payment until Final Determination of Claim	39
6.8	Indemnity After Insurance	39
6.9	First Recourse to Escrowed Funds	40
6.10	Calculation of Losses	40
6.11	Rights of Contribution as Among Shareholders	40
6.12	Certain Breaches of Restricted Parties	40

ARTICLE VII. DEFINITIONS		40

ARTICLE VIII. MISCELLANEOUS		50
8.1	Fees and Expenses	50
8.2	Press Release and Announcements	50
8.3	Remedies	50
8.4	Consent to Amendments; Waivers	50
8.5	Successors and Assigns	51
8.6	Severability	51
8.7	Counterparts	51
8.8	Descriptive Headings; Interpretation	51
8.9	Entire Agreement	51
8.10	References to Several	51
8.11	No Third-Party Beneficiaries	52
8.12	Schedules and Exhibits	52
8.13	Governing Law	52
8.14	Venue	52
8.15	Notices	53

8.16	No Strict Construction	54
8.17	Shareholders’ Representative	54
8.18	Guarantee	55

Exhibits

A	Closing Date Balance Sheet

B	List of Richard Foley’s Excluded Relatives for For Purposes of Section 5.1(b)(iii)

C	Covered Matters

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 1, 2013, is by and among The Chefs’ Warehouse Pastry Division Canada ULC, a British Columbia unlimited liability company (“Buyer”), Richard Foley (“Foley”), Rex Ciavola (“Ciavola”), Tony Canino (“Canino”), Birger Andersen (“Andersen”), Richard Foley Management Corp., a British Columbia corporation (“RF Management”), and Laurent Rasia (“Rasia,” and together with Foley, Ciavola, Canino, Andersen and RF Management, the “Management Shareholders”), PEF 2005(A) Limited Partnership, a British Columbia limited partnership, PEF 2005(B) Limited Partnership, a British Columbia limited partnership, PEF 2005(C) Limited Partnership, a British Columbia limited partnership, and PEF 2005(D) Limited Partnership, a British Columbia limited partnership (the foregoing limited partnerships are referred to herein as the “Fulcrum Shareholders,” and together with the Management Shareholders, collectively, the “Shareholders”), solely for purposes of Sections 5.1 and 5.3 and Article VIII, Fulcrum Capital Partners, Inc., a Canadian corporation (“Fulcrum”), and Fulcrum, as the Shareholders’ Representative (the “Shareholders’ Representative”). Buyer, Fulcrum, the Shareholders and the Shareholders’ Representative are referred to collectively herein as the “Parties” and each individually as a “Party”. Capitalized terms used herein and not otherwise defined in the text of this Agreement have the meanings given to such terms in Article VII.

RECITALS

WHEREAS, the Shareholders own 100% of the shares in the capital and equity interests (the “Shares”) of Qzina Specialty Foods North America Inc., a British Columbia corporation (the “Company”), which Shares constitute all of the issued and outstanding equity interests and shares in the capital of the Company;

WHEREAS, the Company and its Subsidiaries are engaged in the Business; and

WHEREAS, on the date hereof, the Shareholders desire to sell to Buyer, and Buyer desires to purchase from the Shareholders, the Shares for the consideration and on the terms and conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the respective representations, warranties, agreements and conditions hereinafter set forth and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.

SALE AND TRANSFER OF SHARES; CLOSING

1.1 Sale and Transfer of Shares. Upon the terms and conditions set forth herein, the Shareholders hereby sell, transfer and convey the Shares to Buyer, and Buyer hereby agrees to purchase the Shares from the Shareholders, free and clear of all Liens.

1.2 Purchase Price.

(a) Determination of Purchase Price. The aggregate consideration to be paid by the Buyer to the Shareholders for the Shares (the “Purchase Price”) is $32,000,000 (i) plus or minus the Closing Net Working Capital Adjustment, as applicable, minus (c) the Specified Indebtedness. The Purchase Price shall be subject to post-Closing adjustments as provided for herein. The Purchase Price, less the Escrow Amount, shall be payable by Buyer to the Shareholders at the Closing as set forth in Sections 1.5(c)(i) in accordance with the instructions set forth in the Closing Statement.

(b) Closing Date Net Working Capital. Attached hereto as Exhibit A is an estimated consolidated balance sheet of the Business as of the Effective Time (the “Closing Date Balance Sheet”) and an estimated net working capital statement as of the Effective Time (the “Closing Net Working Capital Statement”), which have been prepared by the Shareholders and which set forth, in the case of the Closing Date Balance Sheet, the estimated Net Working Capital of the Company as of the Effective Time (the “Closing Date Net Working Capital”) and, in the case of the Closing Net Working Capital Statement, the difference between the Targeted Net Working Capital and the Closing Date Net Working Capital (the “Closing Net Working Capital Adjustment”). The Closing Date Balance Sheet was prepared in accordance with Canadian GAAP, including with respect to proper reserves, and in a manner consistent with the preparation of the Financial Statements. The Closing Date Balance Sheet provides that the Closing Date Net Working Capital is an amount equal to $17,422,631 and that the Closing Net Working Capital Adjustment is plus $722,375.

(c) Post-Closing Purchase Price Adjustment. On or before the latter of (i) the 120th day following the Closing Date and (ii) 30 days following the delivery to Buyer of the Stub Period Balance Sheet pursuant to Section 5.9, Buyer shall prepare and deliver to the Shareholders’ Representative a final balance sheet of the Business as of the Effective Time (the “Final Closing Date Balance Sheet”) and a final net working capital statement as of the Effective Time (the “Final Net Working Capital Statement”), which, in the case of the Final Closing Balance Sheet, shall include the final determination of the Net Working Capital of the Business as of the Effective Time (the “Final Closing Date Net Working Capital”) and, in the case of the Final Net Working Capital Statement, shall include a final calculation of the difference between the Targeted Net Working Capital and the Final Closing Date Net Working Capital (the “Final Net Working Capital Adjustment”). The Final Closing Date Balance Sheet and Final Net Working Capital Statement shall be prepared in accordance with Canadian GAAP, including with respect to proper reserves, and in a manner consistent with the preparation of the Financial Statements. The Final Closing Date Balance Sheet and Final Net Working Capital Statement (together with the Final Closing Date Net Working Capital and Final Net Working Capital Adjustment) shall become final and binding upon the Parties twenty (20) days following the Shareholders’ Representative’s receipt thereof, unless the Shareholders’ Representative gives written notice of disagreement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If Buyer receives a Notice of Disagreement within the appropriate time frame, each undisputed item on the Final Closing Date Balance Sheet shall become final and binding and each disputed item on the Final Closing Date Balance Sheet shall become final and binding on the earliest of (x) the date the Shareholders’ Representative and the Buyer resolve in writing each such difference they have with respect to the matters specified in the Notice of Disagreement or (y) the date on which each such matter in dispute is finally resolved jointly by the Shareholders’ Representative’s independent public accountant and Buyer’s independent public accountant. During the twenty (20) days following delivery of a Notice of Disagreement, if the Shareholders’ Representative and Buyer have not resolved such differences outlined in the Notice of Disagreement, the Shareholders’ Representative and Buyer, unless otherwise mutually agreed to in writing, shall submit to their respective independent public accountants for review and resolution only such matters that remain in dispute and that were properly included in the Notice of Disagreement. The Shareholders’ Representative and Buyer shall instruct their respective independent public accountants to resolve such disputed matters within thirty (30) days of submission and to not assign a value to any item in dispute greater than the greatest value for such item assigned by either the Shareholders’ Representative or Buyer or lesser than the smallest value of such item assigned by either the Shareholders’ Representative or Buyer. The Shareholders’ Representative (acting on account of the Shareholders) and Buyer shall pay the fees and expenses of their respective independent public accountants.

Upon the final determination of the Final Closing Date Balance Sheet and Final Net Working Capital Statement (together with the Final Closing Date Net Working Capital and Final Net Working Capital Adjustment) as set forth in this Section 1.2(c), if the Final Closing Date Net Working Capital as reflected in the Final Closing Date Balance Sheet exceeds the Closing Date Net Working Capital as reflected in the Closing Date Balance Sheet, then Buyer shall promptly pay to the Shareholders an amount equal to the difference between the Final Closing Date Net Working Capital and the Closing Date Net Working Capital (the “Post-Closing Adjustment”). Upon the final determination of the Final Closing Date Balance Sheet and Final Closing Date Net Working Capital, if the Final Closing Date Net Working Capital as reflected in the Final Closing Date Balance Sheet is less than the Closing Date Net Working Capital as reflected in the Closing Date Balance Sheet, then the Post-Closing Adjustment shall be deducted from the Escrow Amount and promptly released to Buyer upon joint written instructions executed by the Shareholders’ Representative and Buyer and delivered to the Escrow Agent.

Any payments made under this Section 1.2(c) shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes.

1.3 Escrow Agreement. At Closing, the Shareholders’ Representative, Buyer and the Escrow Agent shall enter into the Escrow Agreement, dated as of the date hereof (the “Escrow Agreement”), which provides for the payment by Buyer to the escrow account (the “Escrow Account”) of $4,000,000.00 (together with any interest accrued thereon, the “Escrow Amount”).

1.4 Other Closing Payments. As part of Closing, and immediately following the transactions contemplated by Section 1.1, the Buyer shall capitalize the Company with sufficient funds to satisfy the amounts to be paid out pursuant to this Section 1.4 and shall cause the Company to pay out in full, by way of wire transfer or direct deposit of immediately available funds, all Specified Indebtedness as set forth in the applicable pay-out statements delivered to the Buyer to the Person(s) designated for payment therein.

1.5 Closing.

(a) Time of Closing. The consummation of the transactions contemplated by and the delivery of related documents, instruments and agreements provided for in this Agreement (collectively, the “Closing”) shall take place on the date hereof (the “Closing Date”). The Closing will be effective as of 11:59 p.m. PDT on May 1, 2013 (the “Effective Time”).

(b) Closing Deliveries of the Shareholders. At the Closing, the Shareholders shall deliver to Buyer, in addition to any other documents to be delivered under the provisions of this Agreement, all of the following documents:

(i) the Closing Statement, dated as of the date hereof, duly executed by the Shareholders (the “Closing Statement”);

(ii) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer or accompanied by stock powers endorsed in blank;

(iii) evidence of full and complete payment of all Specified Indebtedness (including payoff letters with respect thereto) and releases of all Liens on the Assets (other than Permitted Liens) and the Shares, including the termination of all security interests or similar interests with respect to the Shares or the Assets, in each case in a form acceptable to Buyer, acting reasonably;

(iv) a certificate of an officer or director of the Company (A) certifying, as complete and accurate as of the Closing, attached copies of the notice of articles and articles of the Company, and (B) certifying and attaching all requisite resolutions or actions of the Company’s board of directors approving the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, as applicable, and that all such resolutions are in full force and effect and are all resolutions adopted in connection with the transactions contemplated hereby;

(v) a good standing or similar certificate of the Company and each of its Subsidiaries from their respective jurisdictions of incorporation or organization and each other jurisdiction in which any of them is qualified or licensed to transact business, each dated within ten (10) Business Days prior to the Closing Date;

(vi) the Offer Letters, dated as of the date hereof, duly executed by the Management Shareholders (other than Foley, Andersen or RF Management) (the “Offer Letters”);

(vii) the written resignations of all officers and directors of the Company, as well as evidence that the Excluded Employees are no longer employees of the Company;

(viii) the Escrow Agreement, duly executed by the Shareholders’ Representative;

(ix) each of the Consents set forth on Schedule 1.5(b)(ix);

(x) instruments evidencing the termination of agreements and incentive plans identified on Schedule 1.5(b)(x), together with a legal opinion of counsel to the Shareholders, in a form reasonably acceptable to Buyer;

(xi) a statement of account specific revenue and Margin for each specific account for the fiscal years 2010, 2011 and 2012 to date, up to and including the last month prior to Closing (the “Statement of Account Specific Revenue and Margin”);

(xii) a certified copy the requisite resolutions or actions of the Fulcrum Shareholders approving the execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, as applicable, and that all such resolutions are in full force and effect;

(xiii) mutual releases from the officers and directors of the Company and its Subsidiaries in a form reasonably acceptable to Buyer (the “Mutual Releases”);

(xiv) evidence of the purchase by the Company, at its sole cost and expense, of a minimum of three (3) years of reporting endorsement (extended reporting or “Tail”) coverage with respect to all existing “claims made” insurance policies of the Company and its Subsidiaries in connection with events that may have occurred prior to Closing, but are not reported until after the Closing; and

(xv) such other documents relating to the transactions contemplated by this Agreement as Buyer may reasonably request.

(c) Closing Deliveries of Buyer. At Closing, Buyer shall deliver to the Shareholders (or the Lenders as set forth in Section 1.5(c)(ii)), in addition to any other documents to be delivered under the provisions of this Agreement, all of the following:

(i) the Purchase Price, less the Escrow Amount, which shall be placed in the Escrow Account pursuant to Section 1.3 and held pursuant to the terms of this Agreement and the Escrow Agreement, payable by wire transfer in accordance with the Closing Statement;

(ii) the Specified Indebtedness to the Lenders, payable in accordance with Section 1.4;

(iii) the Closing Statement, the Escrow Agreement and the Offer Letters, in each case duly executed by Buyer (or the Company, as applicable);

(iv) a certificate of the sole director of Buyer (A) certifying, as complete and accurate as of the Closing, attached copies of the articles of incorporation of Buyer, and (B) certifying and attaching all requisite resolutions or actions of Buyer’s sole director approving the execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all resolutions adopted in connection with the transactions contemplated hereby;

(v) a good standing certificate of Buyer from its jurisdiction of incorporation and in each jurisdiction in which Buyer is qualified to transact business and a certified copy of Buyer’s certificate of formation, each dated within ten (10) Business Days prior to the Closing Date;

(vi) the Mutual Releases; and

(vii) such other documents relating to the transactions contemplated by this Agreement as the Shareholders may reasonably request.

1.6 Tax Withholding. Buyer or any agent of Buyer shall be entitled to deduct and withhold from the Purchase Price or other payment otherwise payable by Buyer pursuant to this Agreement the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by Buyer.

1.7 Purchase Price Allocation. Buyer and the Shareholders have agreed, for purposes of Taxes, to allocate the Purchase Price in accordance with the schedule delivered contemporaneously herewith. None of the Parties will take any position inconsistent therewith in any Tax Return. Each Party agrees to notify the other if any U.S. or foreign taxing authority proposes to reallocate the Purchase Price.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each of the Shareholders severally (and not jointly) represent and warrant to Buyer as follows:

2.1 Organization; Ownership of Shares; Capitalization; and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the Province of British Columbia. The Company is duly qualified, licensed or registered or otherwise authorized to do business in, and is in good standing under the Laws of, every other jurisdiction in which such qualification or authorization is necessary. Each jurisdiction in which the Company is so qualified, licensed or registered to do or carry on business is set forth on Schedule 2.1(a). True, complete and accurate copies of the organizational documents of the Company have been delivered to Buyer.

(b) Each Shareholder and Fulcrum possesses the power, authority and capacity necessary to execute and deliver this Agreement and all other agreements and documents contemplated hereby (the “Transaction Documents”) to which it is a party, and to carry out the transactions contemplated by this Agreement and the Transaction Documents to which it is a party. Each of the Company and its Subsidiaries possess all requisite corporate or limited liability company power and authority necessary to own and operate their respective properties and the Assets, and to carry on the Business as presently conducted.

(c) The Shareholders own 100% of the outstanding share capital and equity interests of the Company. Schedule 2.1(c) sets forth the number of shares in capital of the Company authorized, issued and outstanding and the numbers of shares in capital of the Company and ownership percentage of the Company owned by each Shareholder. Each Shareholder owns such shares free and clear of all Liens. None of the outstanding shares of the Company are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. No shares or other equity interests are issued, reserved for issuance or outstanding. All issued and outstanding shares in the capital of the Company are validly issued, fully paid and non-assessable. There are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell additional shares or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract or obligation. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock (or options or warrants to acquire any such shares) of the Company. There are no voting trusts or other Contracts to which the Company is a party with respect to the voting of its shares. There are no outstanding contractual obligations of the Company to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except with respect to its Subsidiaries, the Company does not own or hold the right to acquire equity securities of any Person or have any direct or indirect equity or ownership interest in any business, nor is the Company a member of or participant in any partnership, joint venture or similar Person.

(d) Schedule 2.1(d) sets forth a list of the names and jurisdictions of incorporation or organization of each Subsidiary of the Company. Each Subsidiary is duly incorporated or organized, validly existing and in good standing (or equivalent) under the Laws of the jurisdiction of its organization or incorporation. Each Subsidiary is duly qualified, licensed or registered or otherwise authorized to do business under the Laws of every other jurisdiction in which such qualification or authorization is necessary. True, complete and accurate copies of the organizational documents of each Subsidiary have been delivered to Buyer. All issued and outstanding shares or other equity interests of each Subsidiary of the Company have been duly authorized, validly issued, are fully paid and non-assessable and are owned directly or indirectly by the Company as specified on Schedule 2.1(d), free and clear of any Liens. Except as set forth on Schedule 2.1(d), none of the outstanding shares or other equity interests of any Subsidiary of the Company are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. There are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which any Subsidiary of the Company is a party or by which it is bound obligating such Subsidiary, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of such Subsidiary or obligating such Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract or obligation. There are no outstanding obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock (or options or warrants to acquire any such shares) of such Subsidiary. There are no voting trusts or other commitments to which any Subsidiary of the

Company is a party with respect to the voting of the equity interests of such Subsidiary of the Company. There are no outstanding contractual obligations of any Subsidiary of the Company to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. No Subsidiary of the Company owns or holds the right to acquire equity securities of any Person (other than another Subsidiary of the Company). No Subsidiary of the Company has any direct or indirect equity or ownership interest in any business, nor is any Subsidiary of the Company a member of or participant in any partnership, joint venture or similar Person.

2.2 Authorization. Each Shareholder’s and Fulcrum’s execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party have been duly authorized by the Shareholders and Fulcrum, as applicable. This Agreement and the Transaction Documents have been duly authorized, executed and delivered and constitute valid and binding obligations of each Shareholder and Fulcrum, as applicable, enforceable against the each Shareholder and Fulcrum, as applicable, in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general principles of equity (the “Creditors’ Rights and Equitable Limitations”).

2.3 Non-Contravention. Except for the Consents being delivered by the Shareholders pursuant to Section 1.5(b)(ix), the execution, delivery and performance by each Shareholder and Fulcrum of this Agreement and the Transaction Documents to which any of them is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by each Shareholder and Fulcrum, as applicable, do not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) result in the creation of any Lien upon any Asset pursuant to, (iii) result in a violation of or default under, (iv) require any authorization, Consent, exemption or other action by or notice or declaration to, or filing with, any Person or any Government Entity pursuant to, or (v) give any Person the right to default or exercise any remedy under, accelerate the maturity or performance of or payment under or cancel, terminate or modify (A) the organizational documents (including any shareholders’ agreement or similar agreement) of the Company or its Subsidiaries, (B) any Contract to which the Company, any of its Subsidiaries, Fulcrum or any Shareholder is subject or by which the Assets are bound, or (C) any Law to which the Company, any of its Subsidiaries, Fulcrum or any Shareholder is subject. Fulcrum and each Shareholder have obtained all Consents, approvals, authorizations or orders of third parties, including Government Entities, necessary for the authorization, execution and performance of this Agreement and the Transaction Documents by the Company, Fulcrum and the Shareholders, as applicable.

2.4 Financial Statements; Undisclosed Liabilities.

(a) The Shareholders have delivered to Buyer the audited consolidated financial statements of the Company as of February 28, 2010, February 28, 2011 and February 29, 2012, and the unaudited consolidated financial statements of the Company as of February 28, 2013, including in each case the balance sheet and the related statements of operations, statements of changes in shareholders’ equity and statements of cash flows of the Company (collectively, the “Financial Statements”), copies of which are attached as Schedule 2.4(a). The Financial Statements have been prepared in accordance with Canadian GAAP, consistent with the past practice of the Company, and fairly present in all material respects the assets, liabilities and financial position of the Company on a consolidated basis and the results of operations and changes in financial position and cash flows as of the dates and for the periods specified. The Financial Statements (i) have been prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries, all of which have been made available to Buyer, (ii) are complete and correct, (iii) represent actual, bona fide transactions and have been maintained in accordance with sound business practices, and (iv) establish appropriate reserves.

(b) The Statement of Account Specific Revenue and Margin delivered to Buyer pursuant to Section 1.5(b)(xi) sets forth a true and correct statement, in all material respects, of customer specific revenue and Margin for each specific customer for the fiscal years 2010, 2011, 2012 and 2013 to date, up to and including the last month prior to Closing.

(c) Schedule 2.4(c) contains the consolidated unaudited statement of Net Working Capital of the Business as of the month end for each of the twelve months ending on February 28, 2013, and each of such statements was prepared based on the information contained in the Financial Statements.

(d) The Company and its Subsidiaries have maintained internal controls that are sufficient to properly record transaction in their accounting records and have established and maintained internal controls sufficient to permit the preparation of the Financial Statements. There are no significant deficiencies in the financial reporting of the Company or any Subsidiary of the Company which are reasonably likely to impact the ability to record, process, summarize and report financial information. Since February 29, 2012, neither the Company nor any of its Subsidiaries has received written notice, and the Shareholders have no Knowledge, (i) of any fraud that involves management or other employees of the Company or its Subsidiaries who have a significant role in financial reporting, (ii) of any claim or allegation regarding any of the foregoing, or (iii) from its independent accountants regarding any of the foregoing.

(e) Attached hereto as Schedule 2.4(e), is a calculation (“EBITDA Calculation”) of the pro forma earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the Business for the twelve months ended February 28, 2013. The EBITDA Calculation is based on the actual results of the Business and is derived from the Financial Statements.

(f) Except for Liabilities (a) expressly disclosed, reflected or reserved against in the latest Financial Statements, (b) incurred in the ordinary course of business consistent with past practice after February 28, 2013, none of which result from, arise out of, relate to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of applicable Laws, or (c) consisting of obligations under any Contracts entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practice (none of which obligations results from, arises out of, relates to, is in the nature of, or was caused by, any breach or violation by the Company or any of its Subsidiaries of any such Contract), neither the Company nor any of its Subsidiaries has any Liability (including any off-balance sheet Liabilities) that would be required to be reflected or reserved against in a consolidated balance sheet of the Company prepared in accordance with Canadian GAAP.

2.5 Books and Records. The Shareholders have delivered to Buyer for its review true, complete and correct in all material respects copies of the following items, as amended and presently in effect, for the Company and each of its Subsidiaries: (a) articles of incorporation or similar organizational document, (b) bylaws or similar governing documents, (c) minute books, (d) stock registration books or similar records and (e) any shareholders’ agreement or other similar agreements governing the rights as between the Shareholders. The minute books contain a record of all shareholder, director meetings or other similar meetings and actions taken without a meeting for the time period from January 1, 2010 to the date hereof and the registration books are complete and accurate in all material respects.

2.6 Inventory. The Inventory (i) is not damaged, beyond its stated expiration date or frozen and re-frozen and consists of a quantity and quality usable and saleable in the ordinary course of the Business, as conducted by the Company and its Subsidiaries in a commercially reasonable manner, and (ii) has been valued based on an average cost basis (consistent with past practices), net of any related bill backs, discounts or supplier rebates. To the Knowledge of the Shareholders, neither the Company nor any Subsidiary of the Company is under any Liability or obligation with respect to the return of any Inventory in the possession of its customers or any other Person in excess of its historical experience. The Inventory has been stored in compliance in all material respects with all Laws and is not adulterated or mislabeled, misbranded or unsafe within the meaning of the FDA Act (including the Pesticide and Food Additive Amendment of 1958) and the regulations thereunder or the Food and Drugs Act (Canada) or Consumer Packaging and Labelling Act (Canada) and the respective regulations thereunder.

2.7 Assets.

(a) The Company has good and valid title to the Assets (other than the Leased Real Property, any leased tangible personal property or any licensed intangible property in which the Company has a valid leasehold interest or license), free and clear of all Liens except Permitted Liens. The Assets constitute all assets used or held for use in the conduct the Business as currently conducted, except for those assets disposed of in the ordinary course of business consistent with past practices.

(b) All personal property included in the Assets is in good and usable condition except for ordinary wear and tear and no such Asset is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. The Assets include, but are not limited to the following: (i) Inventory; (ii) all rights, if any, under or pursuant to all warranties, representations and guaranties made by suppliers, manufacturers and contractors in connection with the Inventory; (iii) the complete list of the Company’s and its Subsidiaries’ current and former customers and suppliers (including all contact information, customer files, records and sales information on hand with respect to each such customer or supplier); (iv) the Company Intellectual Property; (v) accounts receivable; (vi) goodwill associated with the Business; (vii) the Leases; and (viii) tangible personal property used in the Business.

2.8 Real Property; Leased Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property in fee. Schedule 2.8(a) contains an accurate and complete list of all leases, subleases, licenses,

concessions and other agreements for the lease of real property to which the Company or any of its Subsidiaries is a party, by which it is bound, or to which any of its Assets or properties is subject, including all amendments and modifications thereto (the “Leases”). True, correct and complete copies of the Leases have been delivered to Buyer. Pursuant to the Leases, the Company or its Subsidiaries hold a leasehold or subleasehold estate in, or are granted the right to use and occupy, the land, buildings, Improvements, fixtures or other interests in the real property described therein (individually, a “Leased Real Property”). With respect to each Lease: (i) such Lease is valid, binding, enforceable and in full force and effect; (ii) neither the Company, any of its Subsidiaries nor to the Knowledge of the Shareholders any other party thereto is in default or breach under the terms of such Lease and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a material default or breach by the Company, any of its Subsidiaries or to the Knowledge of the Shareholders any other party thereto under the terms of such Lease; and (iii) neither the Company nor any of its Subsidiaries has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any Lease or Leased Real Property or any interest therein.

(b) To the Knowledge of the Shareholders, there is no existing or proposed eminent domain, expropriation or other similar Proceeding that would result in the taking of all or any part of the Leased Real Property or that would preclude or impair the continued use of the Leased Real Property as heretofore used in the conduct of the Business. With respect to the Leased Real Property, each of the Company and/or its Subsidiaries has legal and adequate access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the Business as heretofore conducted. The Leased Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under any applicable building, zoning, subdivision and other land use and similar Laws, nor has the Company or any Subsidiary of the Company received any notice of such nonconforming use or of a violation of such Laws. To the Knowledge of the Shareholders, all buildings, structures, fixtures and improvements (“Improvements”) located at the Leased Real Property are structurally sound with no material defects and are in good operating condition.

2.9 Contracts.

(a) Schedule 2.9(a) sets forth a list of all Contracts to which the Company or any Subsidiary of the Company is a party or by which the Assets are bound as of the date hereof, except for purchase orders for Company Products made in the ordinary course of business consistent with past practice. Neither the Company nor any Subsidiary of the Company has violated or breached, or committed any default under any such Contract, and each such Contract (other than the Leases) is (a) in full force and effect and (b) a legal, valid and binding obligation of the Company or a Subsidiary of the Company subject to the Creditors’ Rights and Equitable Limitations, and to the Knowledge of the Shareholders a legal, valid and binding obligation of each other party thereto subject to the Creditors’ Rights and Equitable Limitations. To the Knowledge of the Shareholders each other party thereto has performed all obligations required to be performed by it and has not violated, breached or committed any default. There has not occurred any event or events that, with or without the lapse of time or the giving of notice or both, constitutes a default, breach or violation by the Company or any Subsidiary of the Company under any Contract set forth on Schedule 2.9(a). Neither the Company nor any Subsidiary of the Company has given to, or received from, any other party to any Contract set forth on Schedule 2.9(a) (other than the Leases) any notice or other communication regarding any actual or alleged breach of or default under, or threat or indication of any intention to terminate prior to the expiration of its term, any such Contract.

(b) Except as required by Law or as set forth on Schedule 2.9(b), there are no outstanding material warranties, other than those made in the ordinary course of business consistent with past practice, made by the Company or its Subsidiaries and there have been no material warranty claims within the past two (2) years and there are no material unresolved claims thereunder.

2.10 Absence of Certain Changes. Except as and to the extent set forth on Schedule 2.10, the Company and each Subsidiary of the Company has conducted the Business in the ordinary course consistent with past practices since February 29, 2012. Without limiting the generality of the foregoing, since February 29, 2012, neither the Company nor any Subsidiary of the Company has:

(a) suffered any adverse change in its working capital, financial condition, assets, liabilities, business or prospects, experienced any labor difficulty, or suffered any casualty loss, other than losses of less than $50,000 individually or $200,000 in the aggregate.

(b) made any change in the Business or operations or in the manner of conducting the Business other than changes in the ordinary course of business;

(c) incurred any Indebtedness or incurred any Liabilities, except Liabilities incurred in the ordinary course of business and consistent with past practice, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

(d) paid, discharged or satisfied any Lien or Liability, other than Liens or Liabilities which are reflected or reserved against in the Financial Statements and which were paid, discharged or satisfied since the date thereof in the ordinary course of business and consistent with past practice;

(e) written down the value of any Inventory, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-downs and write-offs of less than $100,000 in the aggregate;

(f) authorized or adopted a plan of liquidation or dissolution;

(g) cancelled any debts, except as contemplated by this Agreement;

(h) entered into any new line of business;

(i) waived any rights of substantial value with respect to the Assets;

(j) entered into a settlement or compromise of any pending or threatened Proceeding;

(k) sold, transferred or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(l) granted any increase in or accelerated the vesting of the compensation of any officer, director, employee or agent (including, without limitation, any increase or acceleration pursuant to any employment agreement, bonus, pension, profit sharing or other plan or commitment) except in the ordinary course of business and consistent with past practices or adopted or amended any such agreement, plan or other arrangements; and no such increase, or the adoption or amendment of any such agreement, plan or arrangement, is planned or required;

(m) made, or made any commitment with respect to, any capital expenditures (except for routine maintenance);

(n) declared, set aside or paid any dividend or other distribution (whether in cash, securities or other combination thereof) in respect of its shares or other securities;

(o) made any change in any method of accounting or accounting practice or any method of income Tax accounting or income Tax elections;

(p) paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, any Shareholder or the officers or directors of the Company, any Subsidiary of the Company or any Affiliates or associates of the Company, its Subsidiaries or any of their respective officers or directors, or any business or entity in which any of such Persons has any direct or indirect interest, except for compensation to the officers and employees of the Company or any Subsidiary of the Company at rates not exceeding the rates of compensation in effect at February 29, 2012 and advances to employees in the ordinary course of business for travel and expense disbursements in accordance with past practice, but not in excess of $10,000 at any one time outstanding;

(q) sold, transferred, licensed, abandoned, let lapse, encumbered or otherwise disposed of any Intellectual Property;

(r) suffered any Material Adverse Effect;

(s) amended its notice of articles, articles or similar governing documents;

(t) failed to preserve and maintain all Consents required for the conduct of the Business as currently conducted or the ownership and use of the Assets;

(u) failed to pay the debts, Taxes and other obligations of the Business or such party when due;

(v) failed to collect accounts receivable in a manner consistent with past practice, without discounting such accounts receivable;

(w) discounted any insurance policies, except as required by applicable Law;

(x) failed to perform any of its material obligations under any Contract that is material to the Company or any Subsidiary of the Company;

(y) failed to maintain the books and records of the Business in accordance with past practice;

(z) failed to comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Assets;

(aa) amended, terminated or entered into any Contract which is material to the Company or any Subsidiary of the Company;

(bb) entered into any change in control, severance, termination or employment agreement or any similar agreement with any Company Employee or established any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust fund, policy or arrangement for the benefit of any current or former employee; or

(cc) agreed, whether in writing or otherwise, to take any action described in this Section 2.10.

2.11 Litigation. Except as set forth on Schedule 2.11, there are no actions, suits, hearings, proceedings (including any arbitration proceedings), orders, investigations, grievances, indictments, assessments, complaints, charges, prosecutions, informations, judgments, orders, mediations or other claims (collectively, “Proceedings”) pending or, to the Knowledge of the Shareholders, threatened against the Company, any of its Subsidiaries, the Business or the Assets, at law or in equity, or before or by any Government Entity (including any Proceedings with respect to the transactions contemplated by this Agreement and the Transaction Documents).

2.12 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the Transaction Documents based on any arrangement or agreement to which the Company, any Subsidiary of the Company (or their respective Affiliates) or any Shareholder is a party or to which the Company, any Subsidiary of the Company (or their respective Affiliates) or any Shareholder is subject for which Buyer could become liable or obligated.

2.13 Employees.

(a) Schedule 2.13(a)-1 identifies, as of the date hereof, all of the Company’s and its Subsidiaries’ sales representatives, customer service representatives, office personnel, office managers, and other employees employed by the Company (the “Company Employees”). Schedule 2.13(a)-1 also identifies each Company Employee on inactive status, including lay-off, short-term disability leave, long-term disability leave, pregnancy and parental leave or other extended absences, or receiving benefits pursuant to workers’ compensation legislation. Schedule 2.13(a)-2 identifies those sales representatives, customer service representatives, office personnel, office managers, and other employees formerly employed by the Company but who were terminated by the Company immediately prior to the Closing (the “Excluded Employees”). No Company Employee has provided oral or written notice that it intends to terminate employment with the Company or any Subsidiary of the Company during the next twelve (12) months. Neither the Company nor any Subsidiary of the Company is a party to or bound by any collective bargaining agreement relating to any Company Employees. There is no organizational effort presently being made or, to the Knowledge of the Shareholders, threatened by or on behalf of any labor union or employee association with respect to the Company Employees. Neither the Company, nor any Subsidiary of the Company has committed any unfair labor practice in connection with the Business, no Proceeding alleging any unfair labor practice has been filed or is currently pending against the Company or any Subsidiary of the Company, and each of the Company and its Subsidiaries is in full compliance with all United States, Canadian, state and local wage and hour Laws governing payment of wages and/or overtime pay.

(b) The Company and its Subsidiaries have complied with all requirements to give notice to its employees and to any Government Entity, pursuant to any applicable Laws with respect to the employment, discharge or layoff of employees by the Company or any Subsidiary of the Company prior to the time of the Closing, including but not limited to, to the extent it may be applicable, the Worker Adjustment and Retraining Notification Act and/or similar state, Canadian and local Laws and any rules or regulations as have been issued in connection with the foregoing.

(c) Schedule 2.13(c) sets forth a complete and accurate list with respect to the Company Employees of the name (or other identifier), title, location, annual salary, hire date, adjusted service date, incentive/bonus plan eligibility and target, YTD paid bonus/incentives, FLSA status, department name, vacation/PTO balance, FTE, supervisor, last review result, last increase pay amount, last pay increase date, medical/dental/vision elections, actively at work (y/n), FMLA, salary continuation, employee/independent contractor or leased employee indicator.

2.14 Directors and Officers; Compensation; Banks. Schedule 2.14 contains a true and correct listing of (i) the names of all of the Company’s and its Subsidiaries’ directors and officers; (ii) the names of all Persons whose compensation from the Company for the twelve (12) months ending February 28, 2014 is reasonably expected to equal or exceed $100,000; (iii) the name of each financial institution in which the Company or any Subsidiary of the Company has an account, or safe deposit box, the account numbers therefor and the names of all Persons authorized to draw thereon, or to have access thereto; and (iv) the names of all Persons holding powers of attorney from the Company or any Subsidiary of the Company.

2.15 Intellectual Property.

(a) Schedule 2.15(a) contains a true, correct and complete list of all (i) Company Intellectual Property registered or applied for or subject to registration or application before any Government Entity, specifying, where applicable, the respective registration or application numbers and the names of all registered owners; (ii) Company Software; and (iii) licenses and other Contracts pursuant to which the Company or any Subsidiary of the Company obtains rights to any Company Intellectual Property from a third party or grants rights in any Company Intellectual Property. The Company and its Subsidiaries exclusively own or possess valid licenses or other legal rights, free and clear of all Liens, to all Company Intellectual Property. Except as disclosed on Schedule 2.15(a), the Company Intellectual Property (A) is in full force and effect, (B) has not lapsed, expired or been abandoned or withdrawn, (C) is valid, enforceable and subsisting and is not subject to any Contract containing any covenant or other provision, outstanding claim, settlement agreement, consents, judgments, orders, forbearances to sue or similar obligations or Proceedings that in any way materially adversely affect, or that could materially adversely affect, the Company’s or any Subsidiary of the Company’s use or exploitation thereof or rights thereto. The Company Intellectual Property constitutes all of the material Intellectual Property used or held for use in the conduct of the Business as conducted on February 29, 2012, as currently conducted and as proposed to be conducted, including as necessary for the offer, sale, license or distribution of any Company Product. The Company and its Subsidiaries have taken all commercially reasonable actions to establish, maintain, protect and enforce the Company Intellectual Property.

(b) The conduct of the Business (and its employees’ and consultants’ performances of their duties in connection therewith) and the Company’s and its Subsidiaries’ use of any Company Intellectual Property does not copy without permission, infringe, misappropriate, violate, impair or conflict with (“Infringe”) any Law or other right of any Person relating to any Intellectual Property. There is no Proceeding or opposition or objection or claim pending, asserted or, to the Knowledge of the Shareholders, threatened in writing against the Company or any Subsidiary of the Company concerning the ownership, validity, registrability, enforceability, infringement, misappropriation, violation or use of, or the Company’s or a Company Subsidiary’s licensed right to use any Company Intellectual Property, and, to the Knowledge of the Shareholders, no valid basis exists for any such Proceeding, objection or opposition. To the Knowledge of the Shareholders, no Person is Infringing any of the Company Intellectual Property. To the extent that any Company Intellectual Property has been developed or created by an employee or a third party for or on behalf of the Company or any Subsidiary of the Company, the Company and the applicable Subsidiary have a written agreement with such employee or third party with respect thereto and thereby have obtained exclusive ownership of all intellectual property rights in and to such Company Intellectual Property. The Company and each Subsidiary of the Company have taken all commercially reasonable measures to protect the secrecy, confidentiality and value of their respective Trade Secrets, and to the Knowledge of the Shareholders their respective Trade Secrets have not been used, divulged or appropriated either for the benefit of any third party (other than the Company and its Subsidiaries) or to the detriment of the Company or any Subsidiary of the Company.

(c) All Information Systems operate and perform as necessary for the conduct of the Business as presently conducted and as conducted on January 1, 2013 and in accordance with their documentation and functional specifications. To the Knowledge of the Shareholders, the Information Systems do not contain any disabling or destructive code or virus that would impede or result in the disruption of the operation of the Business. All licenses and other Contracts pursuant to which the Company and its Subsidiaries obtain rights to any Company Intellectual Property from a third party or grants rights in any Company Intellectual Property to a third party are in full force and effect in accordance with their terms and no default exists under any of the same by the Company or its Subsidiaries or, to the Knowledge of the Shareholders, by any other party thereto.

(d) Neither the execution, delivery, or performance of this Agreement and the Transaction Documents nor the consummation of any of the transactions contemplated hereby and thereby will, with or without notice or lapse of time, result in or give any third party the right or option to cause or declare (i) the grant, assignment or transfer to any other third party of any license or other right or interest under, to, or in any of the Company Intellectual Property; or (ii) Buyer being bound by or subject to any non-compete or other restriction on the operation of scope of the Business.

2.16 Employee Benefit Plans.

(a) Schedule 2.16(a) lists all deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, bonus, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company, any of its Subsidiaries or by any ERISA Affiliate for the benefit of any current or former employee, independent contractor or director (and/or their dependents or beneficiaries) of the Company, its Subsidiaries, or an ERISA Affiliate, or with respect to which the Company, its Subsidiaries or any ERISA Affiliate otherwise has any Liabilities (the “Employee Benefit Plans”). Schedule 2.16(a) sets forth the terms and conditions of any unwritten Employee Benefit Plan.

(b) No Employee Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Sections 412, 430 or 436 of the Code or (iii) is a multiple employer plan as defined in Section 413(c) of the Code, and neither the Company, any Subsidiary of the Company nor any ERISA Affiliate, has maintained, contributed to, or been required to contribute to any Employee Benefit Plan described in clauses (i), (ii) or (iii) above within the last six (6) years.

(c) Each Employee Benefit Plan is and has been maintained and administered in compliance in all material respects with its terms and with the applicable requirements of ERISA, the Code and any other applicable Laws. Each of the Company and its Subsidiaries has timely paid all contributions, premiums and expenses payable to or in respect of each Employee Benefit Plan under the terms thereof and in accordance with applicable Laws. Neither the Company, any Subsidiary of the Company nor any ERISA Affiliate or, to the Knowledge of the Shareholders, any other Person, has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company, any Subsidiary of the Company or Buyer or any Affiliate thereof to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Laws.

(d) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is in written compliance and has been operated in compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Employee Benefit Plan, and no employee or independent contractor of the Company or any Subsidiary of the Company is entitled to any gross-up or otherwise entitled to indemnification by the Company, any Subsidiary of the Company or any ERISA Affiliate for any violation of Section 409A of the Code.

(e) With respect to each Employee Benefit Plan, each of the Company and its Subsidiaries has delivered to Buyer true, correct and complete copies of each of the following documents: (i) a copy of each Employee Benefit Plan (including any amendments thereto and all administration agreements, insurance policies, investment management or advisory agreements and all prior Employee Benefit Plan documents, if amended within the last three (3) years); (ii) a copy of the three (3) most recent Form 5500 annual reports, if any, required under ERISA or the Code or similar Law; (iii) a copy of the most recent summary plan description (and any summary of material modifications), if any, required under ERISA or similar Law; (iv) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); (v) if the Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code or similar Law, the most recent determination and/or opinion letter received from the Internal Revenue Service or other Governmental Entity; (vi) actuarial reports (if any); (vii) all correspondence with the Internal Revenue Service, Department of Labor or similar Governmental Entity regarding any Employee Benefit Plan; (viii) all discrimination tests for each Employee Benefit Plan for the three (3) most recent plan years (if any); (ix) a list of all employees or former employees of the Company or any Subsidiary of the Company currently receiving COBRA benefits; and (x) any other related material or documents regarding the Employee Benefit Plans.

(f) None of the Employee Benefit Plans that are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA continuation coverage rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

(g) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code or similar Law has received a determination letter from the Internal Revenue Service or similar Governmental Entity that it is so qualified and/or has an opinion letter upon which it is entitled to rely, and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(h) Except as set forth in Schedule 2.16(h), the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any Employee Benefit Plan, (ii) otherwise entitle any current or former director or employee of the Company or any Subsidiary of the Company to any payment from the Company or any Subsidiary of the

Company, or (iii) result in any “parachute payment” that would not be deductible by reason of the application of Section 280G of the Code and subject the recipient of any such payment to the excise tax under Section 4999 of the Code. Neither the Company nor, to the Knowledge of the Shareholders, any other Person has announced any type of plan or binding commitment to (1) create any additional Employee Benefit Plan, or (2) amend or modify any existing Employee Benefit Plan with any current or former employee, independent contractor, or director.

(i) There are no pending or, to the Knowledge of the Shareholders, threatened, Proceedings that have been asserted relating to any Employee Benefit Plan by any employee or beneficiary covered under any Employee Benefit Plan or otherwise involving any Employee Benefit Plan (other than routine claims for benefits). To the Knowledge of the Shareholders, no examination, voluntary correction proceeding or audit of any Employee Benefit Plan by any Government Entity is currently in progress or threatened. Neither the Company nor any Subsidiary of the Company is a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or similar Governmental Entity.

(j) None of the Company, any Subsidiary of the Company or any ERISA Affiliate has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Employee Benefit Plans or the imposition of penalties or excise Taxes with respect to any of the Employee Benefit Plans by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or similar Governmental entity.

(k) The Company has complied with the continuation coverage provisions of COBRA and any applicable Laws mandating health insurance coverage for employees.

(l) With respect to each Employment Benefit Plan: (i) there has been no non-exempt prohibited transaction within the meaning of Section 406 of ERISA and Code Section 4975; and (ii) no fiduciary within the meaning of Section 3(21) of ERISA has breached any fiduciary duty imposed under Title I of ERISA.

(m) No state of facts or conditions exist which could be expected to subject any Liability (other than routine claims for benefits) with respect to any Employee Benefit Plan or voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code under applicable Laws.

(n) None of the Company, any Subsidiary of the Company or any ERISA Affiliate of the Company has established or contributed to, is required to contribute to or has any liability with respect to any “welfare benefit fund” within the meaning of Section 419 of the Code, “qualified asset account” within the meaning of Section 419A of the Code.

(o) There are no loans by the Company or any Subsidiary of the Company to any employee, independent contractor, or director outstanding on the date of this Agreement other than plan loans under any Employee Benefit Plan intended to qualify under Section 401(k) of the Code.

2.17 Insurance. Schedule 2.17 sets forth a complete and accurate list of all insurance under which any of the assets or properties of the Company or any of its Subsidiaries are covered or otherwise relating to the Business, including policy numbers, names and addresses of insurers and liability or risk covered, amounts of coverage, limitations and deductions and expirations dates. Such policies are in full force and effect, and the Company has paid or accrued (to the extent not due and payable) all premiums due, and has otherwise performed in all material respects all of its obligations under, each such policy of insurance. The Company has made available to Buyer (a) true and complete copies or binders of all such insurance policies and (b) a list of all claims paid under such insurance policies since December 31, 2010.

2.18 Customers and Suppliers. Schedule 2.18 contains a complete and accurate list of the 15 largest (by dollar volume) Company Customers (the “Major Customers”) both as of the date hereof and during the 12-month period ended February 28, 2013, showing the total sales to each such customer during the 12-month period ended February 28, 2013. Schedule 2.18 also contains a complete and accurate list of the 15 largest suppliers (by dollar volume) to the Company and its Subsidiaries (the “Major Suppliers”) both as of the date hereof and during the 12-month period ended February 28, 2013. Except as noted on Schedule 2.18, no Major Customer as of the date hereof has notified the Company or any Subsidiary of the Company in writing of its intent to cease or materially diminish its purchasing from the Company or any Subsidiary of the Company during the next twelve (12) months. Except as noted on Schedule 2.18, no Major Supplier of the Company or any Subsidiary of the Company as of the date hereof has notified the Company or any Subsidiary of the Company of its intent to terminate its relationship with the Company or any Subsidiary of the Company or cease or materially diminish its supplying the Company or any Subsidiary of the Company.

2.19 Relationships with Company Related Persons. Except as set forth on Schedule 2.19, (i) no Shareholder, director or officer of the Company or any Subsidiary of the Company (any such individual, a “Company Related Person”), or, to the Knowledge of the Shareholders, any Affiliate or member of the immediate family of any Company Related Person, is, or since February 28, 2011 has been, directly or indirectly, an owner of more than 5% of an Affiliate, of any Company Customer or of any supplier of the Company or any Subsidiary of the Company or otherwise involved in any business arrangement or relationship with the Company, any Subsidiary of the Company or any Company Customer or supplier of the Company or any Subsidiary of the Company, other than employment arrangements entered into in the ordinary course of the Business, and (ii) no Company Related Person or, to the Knowledge of the Shareholders, any Affiliate or member of the immediate family of any Company Related Person, directly or indirectly, owns, or since February 28, 2011 has owned, any property or right, tangible or intangible, used by the Company or any Subsidiary of the Company in the conduct of the Business.

2.20 Legal Compliance; Governmental Licenses.

(a) Except as set forth on Schedule 2.20, each of the Company and its Subsidiaries and its officers and directors (solely with respect to the conduct of the Business or which could result in a Liability of the Business) are in compliance in all material respects with all applicable Laws, and have complied in all material respects with all other applicable Laws in connection with the Business.

(b) Since February 29, 2012, (i) none of the Company, any Subsidiary of the Company or any Shareholder has received written notice from any Government Entity that explicitly alleges any non-compliance (or that the Company or any Subsidiary of the Company is under investigation or the subject of an inquiry by any such Government Entity for such alleged non-compliance) with any applicable Law; and (ii) neither the Company nor any Subsidiary of the Company has entered into any written or, to the Knowledge of the Shareholders, express oral agreement or settlement with any Government Entity with respect to its non-compliance with, or violation of, any applicable Law.

(c) Since February 29, 2012, each of the Company and its Subsidiaries has timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Government Entity.

(d) Neither the Company nor any of its Affiliates or Subsidiaries or any of their respective officers, directors, employees or agents has (i) taken any action that would result in a violation by the Company or any of its Affiliates or Subsidiaries of the United States Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations promulgated thereunder or the Corruption of Foreign Public Officials Act (Canada) (in each case to the extent such Laws are applicable to the Company or any such Affiliate or Subsidiary), or any other anti-bribery or anti-corruption Laws applicable to the Company or any such Affiliate or Subsidiary, or (ii) made, authorized, offered or promised to make in order to assist any such Person in improperly obtaining or retaining business for or with any Person, in directing business to any Person or in securing any improper advantage, any payment, gift or promise to give or transfer or authorization of any transfer of anything of value, directly, indirectly or through a third party, to or for the use or benefit of any official, employee or representative, or any other Person acting in an official capacity for or on behalf of any (A) Governmental Entity, including any entity or enterprise partially or wholly owned or controlled by a government, (B) public international organization, political party or official thereof or (C) candidate for political office.

(e) Each of the Company and its Subsidiaries possesses, and is in compliance in all material respects with, all Governmental Licenses necessary to (i) occupy, maintain, operate and use the Leased Real Property as it is currently used, and (ii) conduct the Business as currently conducted. Schedule 2.20(e) contains a true and complete list of all Governmental Licenses.

2.21 Taxes.

(a) Each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file under applicable Laws. All such Tax Returns were true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. All Taxes due and owing by the Company or any Subsidiary of the Company (whether or not shown on any Tax Return) have been paid. Neither the Company nor any Subsidiary of the Company is

the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Government Entity in a jurisdiction where the Company or any Subsidiary of the Company files Tax Returns that the Company or any Subsidiary of the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Assets.

(b) The Company and its Subsidiaries have withheld and paid (i) all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all United States Forms W-2 and 1099 (and similar Canadian Tax Returns) required with respect thereto have been properly completed and timely filed, and (ii) all Taxes required to be withheld in respect of any amount distributed to or allocable to any owners thereof.

(c) To the Knowledge of the Shareholders, no Government Entity is likely to assess any additional Taxes on the Company or any Subsidiary of the Company for any period for which Tax Returns have been filed. No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or, to the Knowledge of the Shareholders, being conducted with respect to the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has received from any Government Entity (including jurisdictions where the Company and its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Government Entity against the Company or any Subsidiary of the Company. Schedule 2.21(c) lists all U.S. federal, state and local, and all non-U.S. foreign income Tax Returns filed with respect to the Company and its Subsidiaries for taxable periods ended on or after December 31, 2009, and indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit. The Company has provided Buyer with correct and complete copies of all United States federal, and all non-U.S. income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or its Subsidiaries filed or received since December 31, 2009.

(d) Except as disclosed in Schedule 2.21(d), neither the Company nor any Subsidiary of the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither the Company nor any Subsidiary of the Company is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) (including any payment required to be made in connection with the transactions contemplated hereby). Neither the Company nor any Subsidiary of the Company has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. Neither the Company nor any Subsidiary of the Company is a party to or bound by any Tax allocation, sharing or similar agreement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Government Entity), or has any current or potential contractual or legal obligation to indemnify any other Person with respect to Taxes. Neither the Company nor any Subsidiary of the Company (A) is or has ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return or a member of an affiliated, consolidated, combined or unitary group with respect to any state, local or foreign Taxes (other than an affiliated group of which the Company or any Subsidiary of the Company was the common parent), or (B) has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The Company has made adequate provision (in accordance with Canadian GAAP applied on a basis consistent with that of prior periods) in their financial records and the Financial Statements, and will make adequate provision in the Final Closing Date Balance Sheet, for all unpaid Taxes.

(g) Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) installment sale or open transaction disposition made on or prior to the Closing Date;

(iv) prepaid amount received on or prior to the Closing Date; or

(v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(h) All books and records relating to Taxes (including related work papers) have been adequately maintained for all periods ending on or after February 28, 2009 (or for periods with respect to which the statute of limitations remains open).

(i) Except as disclosed in Schedule 2.21(i), neither the Company nor any Subsidiary of the Company has elected to defer cancellation of indebtedness income under Section 108(i) of the Code and there are no circumstances that exist and would result or that have existed and resulted in sections 78 to 80.04 of the Canadian Tax Act or any similar provincial or territorial provisions applying to the Company or any Subsidiary of the Company.

(j) All fees, charges, costs or expenses pursuant to Affiliate services agreements or otherwise which are paid by the Company or any of its Affiliates are made on an arms’ length basis within the meaning of Section 482 of the Code and the regulations and rulings promulgated thereunder and comparable provisions of other applicable Laws. No claim has been asserted by any Government Entity that the Company or any Subsidiary of the Company is liable for any Taxes based on Section 482 of the Code or comparable provisions of other applicable Laws.

(k) Schedule 2.21(k) sets forth a description of all transactions with respect to which any of the Company or its Subsidiaries has received a ruling request from any Government Entity and contains a copy of such ruling requests and the corresponding rulings.

(l) Schedule 2.21(l) sets forth all Tax grants, abatements or incentives granted or made available by any Government Entity for the benefit of the Company or any Subsidiary of the Company, and, to the Knowledge of the Shareholders, any condition relating to the continued availability of such Tax grants, abatements or incentives to the Company and its Subsidiaries, or events or circumstances which could impair the ability of Buyer or its Affiliates or the Company to utilize such Tax grants, abatements or incentives following the Closing.

(m) Neither the Company nor any Subsidiary of the Company has distributed stock of another Person, or has had its stock distributed to another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(n) There is no power of attorney given by or binding on the Company or any Subsidiary of the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not expired.

(o) Neither the Company nor any Subsidiary of the Company has ever experienced an “ownership change” as defined in Section 382(g) of the Code, and Sections 382, 383 and 384 of the Code currently have no effect on the Company or any Subsidiary of the Company.

(p) Each of the Company and its Subsidiaries has filed with the appropriate Government Entities all unclaimed property reports as required under applicable Laws.

(q) None of the Company or any Subsidiary of the Company has an interest in an entity classified as a partnership for federal income Tax purposes.

(r) Neither the Company nor any Subsidiary of the Company has taken any positions with respect to Taxes for 2010, 2011 or 2012 that would require disclosure on Schedule UTP to IRS Form 1120, assuming for such purposes that the Company is required to file Schedule UTP.

(s) Neither the Company nor any Subsidiary of the Company has engaged or participated in any transaction that is a “reportable transaction” (as defined for purposes of proposed section 237.3 of the Canadian Income Tax Act, as proposed in the Notice of Ways and Mean Motion to amend the Canadian Income Tax Act tabled October 24, 2012).

(t) The Company and its Subsidiaries have made commercially reasonable efforts to comply with the transfer pricing and related documentation provisions under applicable Laws.

2.22 Environmental Matters.

(a) Each of the Company and its Subsidiaries has obtained all Governmental Licenses under Environmental Laws required for the conduct and operation of the Business and is and has at all times been in compliance in all material respects with the terms and conditions contained therein and with all applicable Environmental Laws; there are no Environmental Claims pending or, to the Knowledge of the Shareholders, threatened with respect to the Assets or the Business; there is no condition on, at or under any property (including the air, soil and groundwater) currently or, to the Knowledge of the Shareholders, formerly owned, leased or used by the Company or any Subsidiary of the Company (including off-site waste disposal facilities) or created by the Company’s operations or the operations of any of the Company’s Subsidiaries that would create a Liability with respect to the Assets or the Business under applicable Environmental Laws; there are no past or present actions, activities, circumstances, events or incidents (including the Release or Handling of any Hazardous Material) with respect to the Business or any property leased or used by the Company or its Subsidiaries that would form the basis of an Environmental Claim or create a Liability under applicable Environmental Laws; there are no underground storage tanks, above ground storage tanks or Hazardous Materials present on any portion of any property leased or used by the Company or its Subsidiaries; except in compliance with Environmental Laws, neither the Company nor its Subsidiaries has caused a Release or otherwise placed any Hazardous Materials into, on or under the soils, surface water or groundwater at, on, under or from any portion of any property owned, leased, operated or used by the Company or any other location; and except as disclosed in Schedule 2.22(a), neither the Company nor its Subsidiaries has agreed to assume, undertake or provide indemnification for any liability of any other Person under any Environmental Law or to investigate or clean-up any Hazardous Materials. To the Knowledge of the Shareholders, there are no wetlands, as defined under any Environmental Law, on or adjacent to any property leased, operated or used by the Company or its Subsidiaries, and no portion of any structures on such property contains asbestos or mold.

(b) Neither the Company nor any of its Subsidiaries has, or has ever been provided with, any site assessments, compliance audits, environmental studies or similar reports relating to (i) the environmental conditions on, under or about the properties or assets currently owned, leased, operated or used by the Company, its Subsidiaries or any predecessor in interest thereto or (ii) any Hazardous Materials Handled or Released by the Company, it Subsidiaries or any other Person on, under, about or from, or otherwise in connection with, any of the properties or assets currently owned, leased, operated or used by the Company or its Subsidiaries in connection with the Business. The Company made available to Buyer true and complete copies and results of any written materials, if any, containing records, reports, studies, analyses, tests or monitoring in the possession of the Company or its Subsidiaries and pertaining to: environmental conditions of any property leased or used by the Company or its Subsidiaries; Hazardous Materials or the Release thereof; or compliance by the Company or its Subsidiaries with Environmental Laws.

2.23 Orders, Commitments and Returns. The aggregate of all accepted and unfilled orders for the sale of merchandise entered into by the Company and its Subsidiaries does not exceed an amount which can reasonably be expected to be filled in the ordinary course of the Business and on a schedule which will maintain satisfactory customer relationships, and the aggregate of all Contracts or commitments for the purchase of Company Products does not exceed an amount which is reasonable for its anticipated volumes of business (all of which orders, Contracts and commitments were made in the ordinary course of the Business). To the Knowledge of the Shareholders, there are no asserted, or if unasserted, sustainable, claims to return Company Products by reason of alleged over-shipments, defective merchandise, breach of warranty or otherwise, other than such claims regularly experienced and resolved in the ordinary course of Business. There are no Company Products in the hands of customers under any understanding that such merchandise is returnable other than pursuant to the standard returns policy set forth in the Company’s and its Subsidiaries’ Contracts. To the Knowledge of the Shareholders, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will not result in any cancellations or withdrawals of accepted and unfilled orders for the sale of Company Products.

2.24 Accounts Receivable; Trade Accounts Payable. The accounts receivable of the Company and its Subsidiaries (i) arose through the Company’s and its Subsidiaries’ bona fide sales of goods or merchandise to a Company Customer which have been shipped from the Company and its Subsidiaries to such customer within the ninety (90) days preceding the Closing Date, (ii) are not subject to any dispute, offset, counterclaim or other claim or defense on the part of the Company Customer, (iii) are not subject to any return or rejection of the Company Products in respect of such account receivable which has not been cured or remedied to the satisfaction of the Company Customer, and (iv) are evidenced by an invoice rendered to the Company Customer. The trade accounts payable of the Company and its Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practices and have not been due for more than the time period permitted under the payment terms provided by or historically applicable to such vender.

2.25 Full Disclosure. Neither this Agreement, any Transaction Document nor any Schedule, Exhibit, list, certificate or other instrument and document furnished or to be furnished by the Shareholders or the Company to Buyer pursuant to this Agreement or any Transaction Document, contains any untrue statement of a material fact in respect of the Company or its affairs, operation or condition, the Business or the Assets or omits to state any material fact necessary to make the statements and information in respect of the Company or its affairs, operation or condition, the Business or the Assets contained herein or therein not misleading.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Shareholders as follows:

3.1 Organization, Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of British Columbia. Buyer is duly qualified or otherwise authorized to act as a foreign corporation and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary. Buyer possesses all requisite power and authority necessary to own and operate its properties, to carry on its business as presently conducted, to execute and deliver this Agreement and the Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.

3.2 Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement and all other Transaction Documents to which Buyer is a party or by which Buyer is bound have been duly authorized by Buyer. This Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, and all Transaction Documents to which Buyer is a party, when executed and delivered by Buyer in accordance with the terms hereof, shall each constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms, except Creditors’ Rights and Equitable Limitations.

(b) The execution, delivery and performance by Buyer of this Agreement and all other agreements and instruments contemplated hereby to which Buyer is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, Consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or Government Entity pursuant to, (A) the organizational documents of Buyer, (B) any Law to which Buyer is subject, or (C) any Contract to which Buyer is subject.

3.3 Approvals. There is no authorization, licence, approval, consent, order or any other action of, or any registration, declaration, filing or notice with or to any Governmental Entity or any other Person that is required for the execution or delivery by the Buyer of this Agreement, or the completion or performance by the Buyer of any of the transactions contemplated by this Agreement, or the validity or enforceability of this Agreement against the Buyer.

3.4 Litigation. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against or affecting Buyer, at law or in equity, or before any Government Entity, with respect to the transactions contemplated by this Agreement or which if adversely determined would have an effect on Buyer’s ability to consummate the transactions contemplated hereby in a timely manner or perform its obligations hereunder.

3.5 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Buyer (or its Affiliates) is subject for which the Shareholders could become liable or obligated.

ARTICLE IV.

RELIANCE

4.1 No Other Representations. Other than as expressly set out in Sections 2 and 3 of this Agreement and elsewhere in this Agreement, the Parties have not made and do not make any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

4.2 Disclosures. A disclosure or qualification made by a Party or Parties in respect of a representation and warranty, either directly in this Agreement or by reference to information contained in a Schedule to this Agreement, shall constitute a disclosure made with respect to all other representations and warranties given by such Party or Parties in this Agreement to the extent it is reasonably apparent on the face of such disclosure that such disclosure applies to such other representation or warranty.

ARTICLE V.

POST-CLOSING COVENANTS AND AGREEMENTS

5.1 Non-Competition.

(a) Material Inducement. Each of Foley, Ciavola, Canino, the Fulcrum Shareholders and Fulcrum (collectively, the “Restricted Parties”) hereby acknowledges that each is familiar with the business Trade Secrets and with other Confidential Information and Trade Secrets pertaining to the Company, its Subsidiaries, the Assets and the Business. Each of the Restricted Parties acknowledges and agrees that Buyer and its Affiliates (including the Company and its Subsidiaries) would be irreparably damaged if the Restricted Parties or their Affiliates were to provide services to or otherwise participate in the business of any Person competing or planning to compete with Buyer or its Affiliates (including the Company and its Subsidiaries) in a business similar to the Business and that any such competition by the Restricted Parties or their Affiliates would result in a significant loss of goodwill by the Business and the Company and its Subsidiaries. Each of the Restricted Parties further acknowledges and agrees that the covenants and agreements set forth in this Section 5.1 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder and that none of Buyer or its Affiliates would obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any Restricted Party breached the provisions of this Section 5.1.

(b) Restrictive Covenants. In further consideration of the amounts to be paid hereunder for the Shares, each Restricted Party covenants and agrees as follows:

(i) Rex Ciavola. Ciavola hereby agrees that he and his Affiliates (excluding the other Restricted Parties and Andersen and Rasia) will not engage, directly or indirectly, in any business competing or planning to compete with the Business in all states in the United States of America where the Business has operations and all provinces in Canada where the Business has operations for five years following the Closing. In addition, Ciavola agrees that until the fifth anniversary following the Closing, that neither he nor any of his Affiliates (excluding the other Restricted Parties and Andersen and Rasia) will, directly or indirectly, solicit or serve any existing Company Customers without Buyer’s prior written consent or solicit any of Buyer or its Affiliates’ employees (including former employees of the Company and its Subsidiaries) for employment.

(ii) Tony Canino. Canino hereby agrees that he and his Affiliates (excluding the other Restricted Parties and Andersen and Rasia) will not engage, directly or indirectly, in any business competing or planning to compete with the Business in all states in the United States of America where the Business has operations and all provinces in Canada where the Business has operations for two years following the Closing. In addition, Canino agrees that until the second anniversary following the Closing, that neither he nor any of his Affiliates (excluding the other Restricted Parties and Andersen and Rasia) will, directly or indirectly, solicit or serve any existing Company Customers without Buyer’s prior written consent or solicit any of Buyer or its Affiliates’ employees (including former employees of the Company and its Subsidiaries) for employment.

(iii) Richard Foley. Foley hereby agrees that he and his Affiliates (excluding the other Restricted Parties and Andersen and Rasia) will not engage, directly or indirectly, in any business competing or planning to compete with the Business in all states in the United States of America where the Business has operations and all provinces in Canada where the Business has operations for five years following the Closing; provided, however, that Foley shall be permitted to own, directly or indirectly, not more than 5% of the issued and outstanding securities of a corporation that competes with the Business provided that such securities are traded on a securities exchange or over-the-counter market. In addition, Foley agrees that until the fifth anniversary following the Closing, that neither he nor any of his Affiliates (excluding the other Restricted Parties and Andersen and Rasia) will, directly or indirectly, solicit or serve any existing Company Customers without Buyer’s prior written consent or solicit any of Buyer’s or its Affiliates’ employees (including former employees of the Company and its Subsidiaries but excluding any relative of Foley set forth on Exhibit B attached hereto) for employment. Notwithstanding the foregoing, Foley shall be permitted (i) to be directly or indirectly engaged in, and have a minority or controlling interest in, any business, chocolate or pastry related, as long as the business is retail based, manufacturing based, or internet based, and does not sell products to food service businesses in pack sizes greater than 2 kg, provided that such products are packaged and labeled for consumer sales, and the business does not solicit any of Buyer’s or its Affiliates’ employees or consultants (including former employees or consultants of the Company and its Subsidiaries but excluding any relative of Foley set forth on Exhibit B attached hereto) and (ii) to sell retail packaged chocolate products via third party retail outlets, his own outlets, or via distributors provided that said items are packaged for consumer retail and do not exceed 2 kg. In addition, Buyer confirms that the following existing activities are permitted activities for Foley: (1) selling sugar-based hard candy in bulk in 10 kilogram boxes, (2) selling small chocolate squares for pillows in bulk in 5 kilogram boxes, and (3) sales to the Company and its Subsidiaries.

(iv) Fulcrum Shareholders and Fulcrum. Each Fulcrum Shareholder and Fulcrum hereby agrees that it and its Affiliates (excluding the other Restricted Parties and Andersen and Rasia) will not engage, directly or indirectly, in any business competing or planning to compete with the Business in all states in the United States of America where the Business has operations and all provinces in Canada where the Business has operations for three years following the Closing. In addition, each Fulcrum Shareholder and Fulcrum agrees that until the fifth anniversary following the Closing, that neither it nor any of its Affiliates (excluding the other Restricted Parties and Andersen and Rasia) will, directly or indirectly, solicit or serve any existing Company Customers without Buyer’s prior written consent or solicit any of Buyer or its Affiliates’ employees (including former employees of the Company and its Subsidiaries) for employment.

(c) Remedies. If, at the time of enforcement of any of the covenants contained in Section 5.1(b) (the “Restrictive Covenants”), a court shall hold that the duration,

scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Laws. Each Restricted Party has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business and the substantial investment in the Shares made by Buyer hereunder. Each Restricted Party further acknowledges and agrees that the Restrictive Covenants are being entered into by each of them in connection with the sale of the Company and its Subsidiaries and the goodwill of the Business and the Company.

If any Restricted Party or an Affiliate of any Restricted Party breaches, or threatens to commit a breach of, any of the Restrictive Covenants, any of Buyer or its respective Affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer or any of its Affiliates at law or in equity:

(i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that monetary damages would not provide an adequate remedy to Buyer; and

(ii) the right and remedy to require each Restricted Party to account for and pay over to Buyer or its Affiliates any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants from the date any Restricted Party was in breach of any of the Restrictive Covenants.

(d) In the event of any breach or violation by any Restricted Party of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

(e) The Parties agree that the consideration to be allocated to the foregoing non-competition and non-solicitation covenants for Tax purposes shall be $nil in respect of each of the Restricted Parties. If, at any time after the Closing Date, the Canada Revenue Agency, its authorized representative or any similar authority, should assess or reassess the Shareholders with respect to Taxes of the Shareholders or propose such an assessment or reassessment on the basis of a determination or assumption that the consideration received by the Shareholders in respect of the foregoing non-competition and non-solicitation covenants is greater than $nil, the Parties agree, provided that such election is permitted at law, to file a joint election pursuant to Sections 56.4(3)(b) and 56.4(3)(c)(vii) of the Tax Act or such other provisions that may be contained in the final legislation enacting such elections.

5.2 Further Assurances. Following the Closing, each Shareholder shall execute and deliver such further instruments of conveyance and transfer as Buyer may reasonably request and provide and shall take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement and the Transaction Documents.

5.3 Confidentiality.

(a) Buyer, the Shareholders and Fulcrum acknowledge and agree that certain information relating to Buyer (and its Affiliates), the Company and its Subsidiaries, the Business, the Assets and the Shareholders is confidential (“Confidential Information”). Confidential Information includes (i) all of the terms and conditions of this Agreement and any of the other Transaction Documents, (ii) all information regarding the Shareholders disclosed to Buyer and all information regarding Buyer (and its Affiliates) disclosed to the Shareholders or learned by the Shareholders during Buyer’s and the Shareholders’ negotiations, and (iii) any information relating to the negotiations between the Parties, including, without limitation, offers and counteroffers regarding the terms and conditions of this Agreement and the Transaction Documents which do and do not ultimately form part of the final executed versions of this Agreement and the Transaction Documents. Buyer and the Shareholders further acknowledge and agree that Confidential Information also includes (i) financial, accounting and Tax information, including, without limitation, earnings, sales, financial projections and other similar information, (ii) internal policies and procedures, marketing strategies and pricing information, (iii) sources of supplies and terms of suppliers, (iv) information relating to business practices, strategies, customers and customer products, (v) personnel information, (vi) information relating to litigation or possible litigation and (vii) information relating to the other Company Intellectual Property.

(b) Buyer, Fulcrum and the Shareholders shall treat all Confidential Information as strictly confidential and proprietary, shall not disclose such Confidential Information and shall comply with all Laws protecting such Confidential Information from unauthorized disclosure. Buyer, Fulcrum and the Shareholders further agree not to take any action which would cause all or any portion of the Confidential Information which is privileged to lose such protection. Buyer, Fulcrum and the Shareholders shall each implement such systems and controls as may be reasonably necessary to ensure that it and each of its officers, directors, Affiliates, agents, representatives and employees comply with the confidentiality provisions of this Agreement. Each Party further agrees, if and to the extent permitted by applicable Law, to notify the other Party immediately in writing of any Known attempt or effort by any third party to obtain information or documents that comprise a part of the Confidential Information, including, without limitation, receipt of a subpoena or request for information or documents, to permit such other Party, at its own expense, to seek a protective order or otherwise defend against such disclosure or delivery.

(c) Notwithstanding any terms herein to the contrary, information shall not be considered Confidential Information if such information (i) was available to the public prior to the time of disclosure to the receiving Party, (ii) becomes available to the public as a result of action by Persons other than the receiving Party, (iii) was rightfully in a Party’s possession prior to receipt of such information from the other Party hereto, (iv) was obtained by the receiving Party from a third party not Known by the receiving Party to be under any obligation not to so disclose, or (v) is information which the receiving Party can document was independently developed by such Party.

(d) Notwithstanding this Section 5.3, the Shareholders agree and acknowledge that: (i) Buyer may have to disclose certain information with respect to the transactions contemplated by this Agreement pursuant to the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Accordingly, the Parties hereby agree, if, on advice of counsel to Buyer, Buyer is required to disclose the transactions contemplated hereby pursuant to the Exchange Act, such disclosure shall not be a violation or breach of this Section 5.3; (ii) Fulcrum, the Fulcrum Shareholders or their respective Affiliates may, on or after the Closing make such disclosures of the financial terms of this Agreement to investors or potential investors in, or to investees or potential investees of, Fulcrum, the Fulcrum Shareholders and/or any other private equity or investment fund managed or administered by Fulcrum and/or its Affiliates, provided that the recipients of such information agree to commercially reasonable confidentiality restrictions in respect of such information, and to the extent commercially reasonable, confidentiality restrictions that are consistent with those restrictions utilized by Fulcrum, the Fulcrum Shareholders and/or their respective Affiliates in the ordinary course of their business; and (iii) the Parties may make such disclosures relating to the transactions contemplated under this Agreement as may reasonably be required or necessary to its current or prospective professional advisors and financial service providers including, without limitation investment bankers, consultants, lenders, legal counsel and/or accounting and tax advisors, provided that the recipients of such information agree to commercially reasonable confidentiality restrictions in respect of such information, and with respect to Fulcrum, the Fulcrum Shareholders or their respective Affiliates, and to the extent commercially reasonable, confidentiality restrictions that are consistent with those restrictions utilized by Fulcrum, the Fulcrum Shareholders and/or their respective Affiliates in the ordinary course of their business. Notwithstanding the foregoing, in no event shall Fulcrum, the Fulcrum Shareholders or their respective Affiliates, directly or indirectly, disclose any information with respect to the financial or other terms of this transaction or otherwise relating to the transactions contemplated by this Agreement to any competitor of the Buyer.

5.4 Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the Liability for Taxes of the Company and its Subsidiaries for any taxable period of the Company and its Subsidiaries that includes (but does not end on) the Closing Date (a “Straddle Period”), the determination of the Taxes of the Company and its Subsidiaries for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company and its Subsidiaries for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company and its Subsidiaries were closed at the close of the Closing Date. However, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic Taxes such as real and personal property Taxes shall be apportioned ratably between such periods on a daily basis.

5.5 Investment Canada Act Notification. Within 30 days following Closing, the Buyer shall file notification of the transaction contemplated under this Agreement with Industry Canada, Director of Investments.

5.6 Cooperation on Tax and Further Assurances.

(a) Cooperation; Preparation. Buyer and the Shareholders shall, or shall cause their respective Affiliates to, reasonably cooperate with each other and furnish or cause to be furnished to each other, as promptly as practical, such information (including the Company’s books, records and other information) and assistance relating to the Business as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation of any Tax audit, for the preparation of any Tax protest, for the prosecution or defense of any suit or other Proceeding relating to Tax matters, or for any other reasonable business purpose, including without limitation, defense or resolution of any matter arising out of the conduct of the Business prior to the Effective Time of any matter arising out of or relating to this Agreement. Other than the Tax Return relating to the change of control, which shall be the responsibility of the Shareholders and shall be prepared consistently with the past practice of the Company and its Subsidiaries, the Buyer shall prepare and cause to be filed all Tax Returns of the Company and its Subsidiaries required to be filed after the Closing Date. With respect to any Tax Return relating to the change of control, the Shareholders shall provide the Buyer with a draft of such Tax Return no later than thirty days prior to the due date of such Tax Return (with extensions), and the Buyer shall have an opportunity to review and comment on such Tax Return. To the extent that Buyer provides any comments to the Shareholders regarding such Tax Return within two weeks of the receipt thereof, the Shareholders shall consider such comments in good faith and shall accept any such comments to the extent such comments (x) do not adversely affect the Shareholders or (y) adjust positions taken on such Tax Return that are not consistent with the past practice of the Company and its Subsidiaries.

(b) Each of the Shareholders covenants and agrees that, during the period commencing on the date hereof and continuing for a period of 12 months following the Closing Date, neither it nor any Person not dealing at arm’s length with it (within the meaning of the Canadian Income Tax Act) will knowingly acquire any shares in the capital of the Company or any property deriving any of its value, in whole or in part, from property held by the Company (including shares in the capital of the Chefs’ Warehouse Inc.).

(c) Further Assurances. The Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Government Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated hereby) on the Company.

5.7 Post Closing Tax Refunds. If at any time following the Closing, Buyer, the Company or any of its Subsidiaries receives, or comes into possession of, an amount relating to the refund of Tax that is being sought from the United States Tax authority as described in Schedule 2.21(d), Buyer shall promptly deliver such amount to the Shareholders’ Representative, with, at the expense of the Shareholders, any endorsements, transfers or assignments that may be necessary or desirable to ensure that the Shareholders that are entitled to such amount receive the immediate and full benefit thereof.

5.8 2013 Audited Financial Statements. The Shareholders’ Representative will use commercially reasonable efforts to deliver to Buyer within 90 days of the Closing Date the audited consolidated financial statements of the Company as of February 28, 2013, including the balance sheet and the related statements of operations, statements of changes in shareholders’ equity and statements of cash flows of the Company (collectively, the “2013 Financial Statements”). Each of the Shareholders severally (and not jointly) represent and warrant to Buyer as follows: (A) the 2013 Financial Statements will be prepared in accordance with Canadian GAAP, consistent with the past practice of the Company, and will fairly present in all material respects the assets, liabilities and financial position of the Company on a consolidated basis and the results of operations and changes in financial position and cash flows as of the dates and for the periods specified; and (B) the 2013 Financial Statements (i) will be prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries, all of which have been made available to Buyer, (ii) will be complete and correct, (iii) represent actual, bona fide transactions and have been maintained in accordance with sound business practices, and (iv) establish appropriate reserves.

5.9 Stub Period Balance Sheet. The Shareholders’ Representative will use commercially reasonable efforts to deliver to Buyer within 90 days of the Closing Date the audited balance sheet of the Company for the period beginning on February 28, 2013 and ending on the Closing Date (the “Stub Period Balance Sheet”), which shall be prepared by management and audited by the Company’s independent accountant as of February 28, 2013 (the “Auditor”). Each of the Shareholders severally (and not jointly) represent and warrant to Buyer that the Stub Period Balance Sheet will be prepared in accordance with Canadian GAAP, consistent with the past practice of the Company and will fairly present in all material respects the assets, liabilities and financial position of the Company on a consolidated basis. Any fees and expenses of the Auditor with respect to the preparation of the Stub Period Balance Sheet shall be borne equally by the Shareholders and Buyer; provided, however, that such fees shall in no event exceed $80,000 in the aggregate unless agreed upon by the Shareholders’ Representative and Buyer.

5.10 Access to Records and Information. From and after the Closing Date, the Buyer and its Affiliates, as the case may be, shall provide the Shareholders’ Representative or its authorized agent reasonable access to all books of account and other financial records in respect of any period prior to the Closing Date and such employees of the Company as may be required by the Shareholders in order to fulfill the covenants set forth in Section 5.8 and Section 5.9. The Buyer and its Affiliates’ obligation to provide reasonable access to the books of account and other financial records shall be subject to the following:

(a) the Shareholders’ Representative or its authorized agent shall provide forty-eight (48) hours’ prior written notice to the Buyer of the information to which it wishes to have access and of the times at which it wishes to have such access;

(b) the timing and frequency of such access shall not cause significant disruption to the ordinary conduct of the business or affairs of the Buyer; and

(c) the Buyer shall be entitled, at its option, to have a representative of the Buyer accompany any representative of the Shareholders’ Representative or its authorized agent who is given access to the information.

ARTICLE VI.

INDEMNIFICATION

6.1 Survival. All of the representations and warranties of the Parties made in this Agreement or made pursuant to this Agreement shall survive the Closing and shall expire eighteen (18) months following the Closing Date; provided, however, that such expiration shall not affect the Parties’ rights and obligations as to any claims asserted by written notice specifying, in reasonable detail, the nature of such claim, delivered to the Party against whom such claim is asserted pursuant to Section 6.2 prior to such time. Notwithstanding the foregoing, (i) the representations and warranties contained in Section 2.1 (Organization; Ownership of Shares; Capitalization; and Power), Section 2.2 (Authorization), and Section 2.7(a) (Assets), shall survive in perpetuity, (ii) the representations and warranties contained in Section 2.15(a) and (b) (Intellectual Property) and Section 2.22 (Environmental Matters) shall survive for five years following the Closing Date, (iii) the representations and warranties in Section 2.21 (Taxes) shall survive until the expiration of the applicable statute of limitations, (collectively, (i), (ii) and (iii), the “Shareholders’ Fundamental Representations”) and (iv) the representations and warranties contained in Section 3.1 (Organization, Power and Authority) and Section 3.2(a) (Authorization) (the “Buyer’s Fundamental Representations”) shall survive in perpetuity. The right of an Indemnified Party to assert any new claim for indemnification for a breach of a representation or warranty after the expiration of the above survival periods shall terminate. The covenants and other agreements of the Parties contained in this Agreement and the other Transaction Documents shall survive the Closing until they are otherwise terminated or performed in accordance with their respective terms.

6.2 Indemnification.

(a) Indemnification by the Shareholders. Subject to the limitations and provisions set forth in this Article VI, from and after the Closing, the Shareholders shall severally (and not jointly), in proportion to their respective Shareholder Percentage, indemnify, defend and hold harmless Buyer and its Affiliates (including the Company and its Subsidiaries) (all such foregoing Persons, collectively, the “Buyer Indemnitees”) from and against any Losses the Buyer Indemnitees may suffer, sustain or become subject to (“Buyer Indemnifiable Losses”) arising out of, in connection with or resulting from:

(i) any breach or inaccuracy of any representation or warranty made by the Shareholders in this Agreement;

(ii) any nonfulfillment or breach of any covenant, agreement or obligation to be performed by the Shareholders or Fulcrum pursuant to this Agreement;

(iii) any Pre-Closing Liabilities of the Company and its Subsidiaries;

(iv) (A) any Liability for Taxes of the Company or its Subsidiaries (not otherwise accounted for in the calculation of the Closing Date Net Working Capital) with respect to taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date, (B) the lost benefit of any credit, deduction or loss for Tax purposes which would have been available to reduce or otherwise offset Taxes of Buyer or any Affiliate thereof (including, following the Closing, the Company and its Subsidiaries) but for a breach of any representation or warranty made in Section 2.21, (C) any Taxes arising by reason of the Company being a member of any “affiliated group” (within the meaning of Section 1504(a) of the Code or any similar provision of any state, local or non-U.S. law) on or prior to the Closing Date, including pursuant to Treasury Regulations § 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar Law), or (D) any Taxes of any person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; and

(v) any Covered Matters.

For avoidance of doubt, if any claim for indemnification made pursuant to Section 6.2(a)(ii) through Section 6.2(a)(v) (each a “Special Indemnity Claim”) could also be brought under or pursuant to Section 6.2(a)(i) above, the Buyer Indemnitees need not bring such claim under, and the Shareholders (and the Shareholders’ Representative) shall not assert as a defense thereto or otherwise that such claim for indemnification should instead be brought under or pursuant to, Section 6.2(a)(i). With respect to any Special Indemnity Claim, (A) any disclosure included in the Schedules relating thereto shall not reduce or mitigate any Losses relating thereto and (B) such claim for indemnification may include any Losses arising from, relating to or incurred in connection with any matter disclosed in the Schedules relating thereto.

(b) Indemnification by Buyer. Subject to the limitations set forth in this Article VI, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Shareholders and their respective Affiliates (all such foregoing Persons, collectively, the “Shareholder Indemnitees”; each Buyer Indemnitee and each Shareholder Indemnitee, as the context requires, are each sometimes referred to herein as an “Indemnified Party”) from and against any Losses the Shareholder Indemnitees may suffer, sustain or become subject to (“Shareholder Indemnifiable Losses”), arising out of, in connection with or resulting from:

(i) any breach or inaccuracy of any representation or warranty made by Buyer in Section 3 of this Agreement or elsewhere in this Agreement; and

(ii) any nonfulfillment or breach of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

6.3 Limits on Indemnification.

(a) With respect to breaches or inaccuracies of representations and warranties of the Shareholders other than breaches or inaccuracies of the Shareholders’ Fundamental Representations, the Shareholders shall not have any obligation to indemnify Buyer Indemnitees with respect to any Buyer Indemnifiable Losses arising under Section 6.2(a)(i) to the extent such Buyer Indemnifiable Losses exceed, in the aggregate, $4,000,000. With respect to breaches or inaccuracies of the representations and warranties of the Shareholders set forth in Section 2.15(a) and (b) (Intellectual Property) and Section 2.22 (Environmental Matters) or indemnification arising under Section 6.2(a)(iii), the Shareholders shall not have any obligation to indemnify Buyer Indemnitees with respect to any Buyer Indemnifiable Losses arising under Section 6.2(a)(i)

or Section 6.2(a)(iii) to the extent such Buyer Indemnifiable Losses exceed, in the aggregate, $10,000,000. With respect to indemnification arising under Section 6.2(a)(ii) and Section 6.2(a)(iv) and indemnification arising under Section 6.2(a)(i) for breaches or inaccuracies of the representations and warranties of the Shareholders set forth in Section 2.1 (Organization; Ownership of Shares; Capitalization; and Power), Section 2.2 (Authorization), Section 2.7(a) (Assets) and Section 2.21 (Taxes), the Shareholders shall indemnify the Buyer Indemnitees for all Buyer Indemnifiable Losses without regard to any cap or similar limitation. With respect to indemnification arising under Section 6.2(a)(v), the Shareholders shall not have any obligation to indemnify Buyer Indemnitees with respect to any Buyer Indemnifiable Losses unless and to the extent such Buyer Indemnifiable Losses exceed any amounts that are (i) covered by the insurance policies maintained by the Company and its Subsidiaries and (ii) actually received by the Company.

(b) With respect to breaches or inaccuracies of representations and warranties of the Buyer other than breaches or inaccuracies of the Buyer’s Fundamental Representations, the Buyer shall not have any obligation to indemnify Shareholder Indemnitees with respect to any Shareholder Indemnifiable Losses arising under Section 6.2(b)(i) to the extent such Shareholder Indemnifiable Losses exceed, in the aggregate, $4,000,000. With respect to indemnification arising under Section 6.2(b)(ii) and indemnification arising under Section 6.2(a)(i) for breaches or inaccuracies of the Buyer’s Fundamental Representations, the Buyer shall indemnify the Shareholder Indemnitees for all Shareholder Indemnifiable Losses without regard to any cap or similar limitation.

(c) The Shareholders shall not have any obligation to indemnify the Buyer Indemnitees with respect to any Buyer Indemnifiable Losses arising under Section 6.2(a)(i) (other than with respect to Buyer Indemnifiable Losses arising from breaches or inaccuracies of the Shareholders’ Fundamental Representations) until the aggregate amount of all Buyer Indemnifiable Losses exceeds $250,000 (the “Threshold”), at which point the Buyer Indemnitees shall be entitled to indemnification for all such Losses under Section 6.2(a)(i) (including such first $250,000 thereof). The Buyer shall not have any obligation to indemnify the Shareholder Indemnitees with respect to any Shareholder Indemnifiable Losses arising under Section 6.2(b)(i) (other than with respect to Shareholder Indemnifiable Losses arising from breaches or inaccuracies of the Buyer’s Fundamental Representations) until the aggregate amount of all Shareholder Indemnifiable Losses exceeds the Threshold, at which point the Shareholder Indemnitees shall be entitled to indemnification for all such Losses under Section 6.2(b)(i) (including such first $250,000 thereof). For purposes of clarification, the Threshold shall not apply to indemnification obligations arising under Sections 6.2(a)(ii), 6.2(a)(iii), 6.2(a)(iv) and 6.2(b)(ii).

(d) Any claim by a Buyer Indemnitee for indemnification pursuant to Section 6.2(a)(iii) shall be required to be made by delivering notice to Shareholders’ Representative no later than the date that is 21 months following the Closing Date.

(e) Subject to Section 6.3(f), any claims for Buyer Indemnifiable Losses shall first be made against the Escrow Account and then, following the exhaustion of the Escrow Account, the Shareholders, severally (and not jointly), in proportion to their Shareholder Percentage. Notwithstanding anything herein to the contrary, claims by a Buyer Indemnitee for Buyer Indemnifiable Losses against the Escrow Account shall not be allocated amongst the Shareholders on a several basis.

(f) The Buyer or its Affiliates shall have the right and remedy to require the Shareholders, severally (and not jointly), in proportion to their Shareholder Percentage, to account for and pay over the amount required to satisfy a claim for Buyer Indemnifiable Losses under Section 6.2(a)(iv) without first having to be made against the Escrow Account.

(g) An Indemnified Party shall, at the Indemnifying Party’s request, cooperate in the defense of any matter subject to indemnification hereunder at the Indemnifying Party’s expense.

(h) The Parties shall treat any payments made pursuant to this Article VI as an adjustment to the Purchase Price for federal Tax purposes, unless a final determination causes such payment not to be treated as an adjustment to the Purchase Price for federal Tax purposes.

6.4 Matters Involving Third Parties.

(a) Promptly after receipt by an Indemnified Party under Section 6.2(a) or Section 6.2(b) of notice of the commencement of any claim by a third party against it, including in connection with the matter set forth in Section 6.2(a)(v), such Indemnified Party will, if a claim is to be made against an Indemnifying Party, give prompt notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any Liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Proceeding is prejudiced by the Indemnified Party’s failure to give such notice.

(b) If any claim referred to in Section 6.4(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such third-party claim, the Indemnifying Party will, unless the claim involves Taxes, be entitled to participate in such third-party claim and, to the extent that it desires (unless (i) the Indemnifying Party is also a party to such third-party claim and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such third-party claim and provide indemnification with respect to such third-party claim), to assume the defense of such third-party claim with counsel satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such third-party claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such third-party claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a third-party claim, no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent, such consent not to be unreasonably withheld or delayed. If notice is given to an Indemnifying Party of the commencement of any third-party claim and the Indemnifying Party does not, within twenty (20) days (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting the claim) after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such third-party claim, the Indemnifying Party will be bound by any determination made in such third-party claim. For the purposes of any claim referred to in Section 6.2(a)(v), to the extent that the compromise or settlement of such claim will result in amount payable that exceeds the insurance coverage in respect of such claim, no compromise or settlement of such claim may be effected by the Indemnified Party without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Notwithstanding the foregoing, if an Indemnified Party demonstrates that there is a reasonable probability that a third-party claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such third-party claim, but the Indemnifying Party will not be bound by any determination of a third-party claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

6.5 Right to Offset. Upon written notice to the Shareholders, Buyer may set-off any amount to which it may be entitled under this Article VI against amounts otherwise payable to the Shareholders. The exercise of such right of set-off by Buyer shall be made in good faith and will not constitute an event of default under this Agreement or any other Agreement to which it and the Shareholders are a party. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

6.6 Investigation. The right to indemnification, reimbursement or other remedy based on the representations, warranties, covenants and obligations of the Parties hereunder will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation; provided, however, any matter disclosed or contained on any schedule to this Agreement shall be deemed disclosed for all other schedules hereunder to the extent that it is reasonably apparent that such disclosure is applicable to such schedules.

6.7 No Entitlement to Indemnification Payment until Final Determination of Claim. Notwithstanding anything contained in this Agreement to the contrary, neither the Buyer nor the Shareholders shall be entitled to payment in respect of any Claim with respect to Losses unless the amount in question is mutually agreed between the Buyer and the Shareholders’ Representative or the amount is determined by the decision of a court of competent jurisdiction where all appeal periods have expired; provided, however, that such final determination of a Claim shall not be considered in determining whether a Claim was timely made in accordance with Section 6.1.

6.8 Indemnity After Insurance. The amount payable by the Indemnifying Party to the Indemnified Party pursuant to this Article VI as a result of, or in connection with, any Losses shall be reduced by any insurance proceeds (other than any proceeds from self-insurance or fronted insurance programs) realized and actually received by the Indemnified Party in respect of such Losses, net of any premiums with respect to, and reasonable costs of realizing, such insurance proceeds and any resulting increase in applicable insurance premiums.

6.9 First Recourse to Escrowed Funds. Any payment in respect of a Claim made against the Shareholders (or any of them) shall first be satisfied to the extent available from the remaining Escrowed Amount. If and to the extent that the remaining Escrowed Amount is not sufficient to satisfy the Claim, the Buyer may seek monetary recourse against the Shareholders, as applicable, in respect of the remaining unpaid amount of the Claim.

6.10 Calculation of Losses. For purposes of calculating Losses that an Indemnified Party is entitled to under Article VI (but not for purposes of determining whether a representation or warranty has been breached) with respect to an indemnity claim made as a result of a breach of a representation or warranty, the terms “material,” “materiality” and “Material Adverse Effect” shall be disregarded.

6.11 Rights of Contribution as Among Shareholders. As amongst themselves, each of the Shareholders acknowledges and agrees to be bound by the provisions relating to the rights of contribution set forth in Schedule 6.11.

6.12 Certain Breaches of Restricted Parties. In the event of a breach by any of the Restricted Parties of the Restrictive Covenants set forth in Section 5.1(b), following the exhaustion of the Escrowed Amount, only the Restricted Party in violation of its obligations under Section 5.1 shall be liable for any Buyer Indemnifiable Losses.

ARTICLE VII.

DEFINITIONS

(a) For the purposes hereof, the following terms have the meanings set forth below:

“2013 Financial Statements” has the meaning set forth in Section 5.8.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Andersen” has the meaning set forth in the preamble.

“Assets” mean those assets used or held for use in the conduct of the Business.

“Auditor” has the meaning set forth in Section 5.9.

“Business” means the business of importing and distributing gourmet chocolate and specialty dessert ingredients and any other activities incidental thereto or in connection therewith conducted by the Company and its Subsidiaries.

“Business Day” means each day which is not a day on which banking institutions in the city of Vancouver, British Columbia and New York, New York are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnifiable Losses” has the meaning set forth in Section 6.2(a).

“Buyer Indemnitees” has the meaning set forth in Section 6.2(a).

“Buyer’s Fundamental Representations” has the meaning set forth in Section 6.1.

“Canadian GAAP” means generally accepted accounting principles in Canada.

“Canadian Income Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Canino” has the meaning set forth in the preamble.

“Ciavola” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in Section 1.5(a).

“Closing Date” has the meaning set forth in Section 1.5(a).

“Closing Date Balance Sheet” has the meaning set forth in Section 1.2(b).

“Closing Date Net Working Capital” has the meaning set forth in Section 1.2(b).

“Closing Net Working Capital Adjustment” has the meaning set forth in Section 1.2(b).

“Closing Net Working Capital Statement” has the meaning set forth in Section 1.2(b).

“Closing Statement” has the meaning set forth in Section 1.5(b)(i).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Customers” means those Persons to which the Company or any of its Subsidiaries has sold any food products at any time, whether or not such Person is a current customer of the Company or any of its Subsidiaries.

“Company Employees” has the meaning set forth in Section 2.13(a).

“Company Intellectual Property” means all Intellectual Property used or held for use by the Company and its Subsidiaries in connection with the conduct of the Business as currently conducted or proposed to be conducted and any Company Product, including without limitation, all Company Software.

“Company Product” means any product, good or service owned by the Company or any of its Subsidiaries (regardless of commercial availability) or otherwise marketed, sold or offered for license or sale by the Company or its Subsidiaries, including without limitation any such product or service in active development by the Company or its Subsidiaries.

“Company Related Person” has the meaning set forth in Section 2.19.

“Company Software” means any proprietary Software owned or purported to be owned by the Company or any of its Subsidiaries or licensed to the Company or any of its Subsidiaries on an exclusive basis, including, without limitation, compiled and object code versions thereof, source code therefor, and all libraries, database structures, (including without limitation scripts, triggers, stored procedures, and the like), and technical and user documentation relating thereto.

“Confidential Information” has the meaning set forth in Section 5.3.

“Consent” means any approval, consent, license, permit, ratification, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Government Entity or third party or pursuant to any applicable Law, and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, or any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contracts.

“Contract” means any written or oral loan or credit agreement, note, bond, debenture, indenture, mortgage, guarantee, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice or other binding agreement, obligation, arrangement, understanding or commitment.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Covered Matters” means those matters set forth on Exhibit C.

“Creditors’ Rights and Equitable Limitations” has the meaning set forth in Section 2.2.

“delivered” means any materials, documents or information delivered to Buyer or provided to Buyer via the datasite maintained by the Company in connection with the Transaction.

“EBITDA” has the meaning set forth in Section 2.4(e).

“EBITDA Calculation” has the meaning set forth in Section 2.4(e).

“Effective Time” has the meaning set forth in Section 1.5(a).

“Employee Benefit Plans” has the meaning set forth in Section 2.16(a).

“Environmental Claim” shall mean any Proceeding, notice, letter, demand or request for information (in each case in writing) by any Person alleging or related to potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from any violation of or failure to comply with Environmental Laws or the Release, emission or presence of any Hazardous Material at any location.

“Environmental Laws” shall mean any and all Laws promulgated, approved or entered thereunder by any Government Entity, including requirements of common law, relating to: (i) pollution; (ii) protection of the environment (including without limitation, subsurface strata, soil, groundwater, surface water, ambient air, or indoor air), human health or safety, endangered or threatened species, or natural resources; or (iii) the presence, management, manufacture, production, processing, use, transportation, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, emission, spill, disposal, escape, migration, release or remediation of, or exposure to, any chemical, material, or substance (including without limitation hazardous substances, asbestos, petroleum and petroleum products, radiation and radioactive materials). Environmental Laws include without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.); the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977 (33 U.S.C. § 1251 et seq.), the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990 (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986, (42 U.S.C. §§ 11001 et seq.), the Occupational Safety and Health Act of 1970, as amended, (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Canadian Environmental Protection Act, 1999 (Canada), the Fisheries Act (Canada), the Canada Water Act (Canada), the Environmental Management Act (British Columbia) and any other analogous or similar federal, state, provincial or local Laws or ordinances, as each has been further amended, and any and all regulations promulgated pursuant to such Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 1.3.

“Escrow Agent” means U.S. Bank, National Association.

“Escrow Agreement” has the meaning set forth in Section 1.3.

“Escrow Amount” has the meaning set forth in Section 1.3.

“Exchange Act” has the meaning set forth in Section 5.3(d).

“Excluded Employees” has the meaning set forth in Section 2.13(a).

“Final Closing Date Balance Sheet” has the meaning set forth in Section 1.2(c).

“Final Closing Date Net Working Capital” has the meaning set forth in Section 1.2(c).

“Final Net Working Capital Adjustment” has the meaning set forth in Section 1.2(c).

“Final Net Working Capital Statement” has the meaning set forth in Section 1.2(c).

“Financial Statements” has the meaning set forth in Section 2.4(a).

“Foley” has the meaning set forth in the preamble.

“Fulcrum” has the meaning set forth in the preamble.

“Fulcrum Shareholders” has the meaning set forth in the preamble.

“Government Entity” means individually, and “Government Entities” means collectively, the United States of America, Canada or any other nation, any state, provincial or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Company.

“Governmental License” means any license, permit, franchise certification, registration, identification number, certificate of need, certificate of occupancy, Food and Drug Administration registration, franchise, Consent or order of, or filing with, any state, province or federal Government Entity.

“Handling” shall mean the production, use, generation, emission, storage, treatment, transportation (including for disposal off-site), recycling, disposal (whether on-site or off-site), discharge, abandonment, Release or other management or disposition of any kind of any Hazardous Material.

“Hazardous Material” shall mean chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, mold, fungus, PCBs, urea formaldehyde, pesticides, radon gas and any other chemicals, pollutants, substances or wastes, in each case regulated, or that could result in Liability, under Environmental Laws.

“Improvements” has the meaning set forth in Section 2.8(b).

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, whether secured or unsecured, (ii) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) capital lease obligations of such Person, (v) obligations of such Person under letter of credit or similar facilities, (vi) obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) guarantees of such Person of any such indebtedness referred to in clauses (i)-(vi) of any other Person.

“Indemnified Party” has the meaning set forth in Section 6.2(b).

“Indemnifying Party” means a party from whom indemnification is sought pursuant to Article VI.

“Information Systems” means all Company Software, computer hardware, data storage systems, computer and communications networks, architecture interfaces and firewalls (whether for data, voice, video, or other media access, transmission, or reception) and other apparatus used in the products and/or services of the Company to create, manipulate, store, transmit, exchange, or receive information in any form.

“Infringe” has the meaning set forth in Section 2.15(b).

“Intellectual Property” shall mean all U.S., Canadian and foreign (i) patents, patent applications (including all provisional, divisions, divisionals, continuations, continuations in part and reissues), renewals, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), business methods, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights, including invention disclosures (“Patents”), (ii) registered and unregistered trademarks, service marks, logos, designs, slogans, trade dress, trade names, brand names and corporate names, assumed names, business names and all other indicia of origin and registrations and applications for registration thereof (“Trademarks”), (iii) registered and unregistered copyrights in both published works and unpublished works of authorship and applications for registration thereof (“Copyrights”), (iv) computer software (including source code, object code, binary code and algorithms), applications, programming, user interfaces, websites, databases and all documentation related thereto (“Software”), (v) trade secrets and Confidential Information (including without limitation ideas, formulas, compositions, know-how, trade secrets, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), data, data collection and all rights therein throughout the world, blueprints, and all other non-public information, Confidential Information and tangible and intangible proprietary information (“Trade Secrets”), (vi) domain name registrations, web addresses, and uniform resource locators (“Domain Names”) and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Inventory” means the Company’s and its Subsidiaries’ goods, products and other items located at or in transit to or from the Company’s or its Subsidiaries’ facilities for sale to Company Customers.

“Knowledge” or “Known” or “Knows” means, with respect to the Shareholders, actual knowledge, after due inquiry and investigation, of each member of the board of directors of the Company and Foley, Ciavola and Canino and with respect to the Buyer, actual knowledge, after due inquiry and investigation, of the General Counsel and Chief Financial Officer of Buyer.

“Laws” means all statutes, laws, common laws, civil code, decrees, protocols, decisions, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, assessments, awards, acts or decrees of any Government Entity.

“Leased Real Property” has the meaning set forth in Section 2.8(a).

“Leases” has the meaning set forth in Section 2.8(a).

“Liability” shall mean any and all charges, debts, obligations, bonds, indemnification and similar obligations, covenants, promises, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, Known or unknown, whenever arising, and including those arising under any Law, threatened or contemplated Proceeding or ruling of any Government Entity or any award of any arbitrator (public or private) of any kind, including attorneys’ fees, and those arising under any Contract, commitment or undertaking, including those arising under this Agreement.

“Lien” or “Liens” means any lien, pledge (including any negative pledge), purchase option, easement, restrictive covenant, security interest, deed of trust, right of first refusal, servitude, proxy, transfer restriction under any shareholder agreement or similar agreement, mortgage, conditional sales agreement, encumbrance or other right of third parties, voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Loss” or “Losses” shall mean all claims, demands, suits, Proceedings, judgments, losses, lost profits or multiple of lost profits, Liabilities, damages (including consequential damages), Taxes, costs, diminution of value and expenses of every kind and nature (including reasonable attorneys’ fees and costs of investigation).

“Major Customer” has the meaning given to such term in Section 2.18.

“Major Supplier” has the meaning given to such term in Section 2.18.

“Management Shareholders” has the meaning set forth in the preamble.

“Margin” means the difference of A) the sum of all items invoiced by the Company to the customer, less B) the sum of (i) the cost the Company was billed for all such items by the applicable vendor (as estimated by the Company’s purchase order or, if available, as invoiced by vendor); (ii) any freight in, customs, duty, demurrage, special handling charges; and (iii) any outbound freight charges. Adjustments for changes in Inventory for any cause including damage, spoilage, lot consolidations, or miscounts may or may not be included.

“Material Adverse Effect” shall mean any change, effect, event, occurrence, state of facts or development that has had, or reasonably would be expected to have, individually or in the aggregate, a material adverse effect on the Assets and Liabilities, Business, financial condition, or results of operations of the Company and its Subsidiaries, but excluding any change, effect, event, occurrence, state of facts or development resulting from (i) economic conditions affecting the industries in which the Company operates so long as such conditions do not have a disproportionate effect on the Company relative to other similarly situated participants in the industries or markets in which it operates and (ii) financial, banking or securities markets affecting the industries in which the Company operates.

“Mutual Releases” has the meaning set forth in Section 1.5(b)(xiii).

“Net Working Capital” shall mean (i) all current assets (including cash) of the Business minus (ii) all current liabilities (including accrued Tax Liabilities other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income, and excluding Indebtedness and other amounts to be paid or discharged at Closing or that are the responsibility of the Shareholders under the terms of this Agreement) of the Business.

“Notice of Disagreement” has the meaning set forth in Section 1.2(c).

“Offer Letters” has the meaning set forth in Section 1.5(b)(vi).

“Party” or “Parties” has the meaning set forth in the preamble.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permitted Lien” means (i) liens for Taxes not yet due and payable; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material; (iii) easements or reservations thereof, rights of way, highway and railroad crossings, sewers, electric and other utility lines, telegraph and telephone lines, zoning, building code and other covenants, conditions and restrictions as to the use of the Leased Real Property that do not affect or interfere in a material way with the use of the Leased Real Property by the Company and its Subsidiaries.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity or any department, agency or political subdivision thereof.

“Post-Closing Adjustment” has the meaning set forth in Section 1.2(c).

“Pre-Closing Liabilities” means Liabilities of the Company and its Subsidiaries related to the period prior to the Effective Time (other than current liabilities that are accounted for in the Final Net Working Capital Adjustment).

“Proceedings” has the meaning set forth in Section 2.11.

“Purchase Price” has the meaning set forth in Section 1.2(a).

“Rasia” has the meaning set forth in the preamble.

“Release” or “Released” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, seeping, migrating or disposing (including abandoning or discarding).

“Restricted Parties” has the meaning set forth in Section 5.1(a).

“Restrictive Covenants” has the meaning set forth in Section 5.1(c).

“RF Management” has the meaning set forth in the preamble.

“Senior Debt” means any and all amounts owing by the Company pursuant to the loan agreement dated as of February 14, 2011 among the Company as Canadian borrower and certain Subsidiaries of the Company, and the Royal Bank of Canada as Lender, as the same may be amended, supplemented, restated or replaced from time to time.

“Shareholder” or “Shareholders” has the meaning set forth in the preamble.

“Shareholder Indemnifiable Losses” has the meaning in Section 6.2(b).

“Shareholder Indemnitees” has the meaning set forth in Section 6.2(b).

“Shareholder Percentage” means, in respect of each Shareholder, the following percentage:

Shareholder	Shareholder Percentage
Fulcrum Shareholders	64.25919%
Richard Foley	8.91552%
RF Management	15.74708%
Tony Canino	3.37896%
Rex Ciavola	6.15235%
Laurent Rasia	0.33082%
Birger Anderson	1.21607%

“Shareholders’ Fundamental Representations” has the meaning set forth in Section 6.1.

“Shareholders’ Representative” has the meaning set forth in the preamble.

“Shares” has the meaning set forth in the recitals.

“Special Indemnity Claim” has the meaning set forth in Section 6.2(a).

“Specified Indebtedness” means the Senior Debt and the Subordinated Debt.

“Statement of Account Specific Revenue and Margin” has the meaning set forth in Section 1.5(b)(xi).

“Straddle Period” has the meaning set forth in Section 5.4.

“Stub Period Balance Sheet” has the meaning set forth in Section 5.9.

“Subordinated Debt” means $— owed by the Company to the Fulcrum Shareholders on the Effective Date pursuant to the facility letter dated December 14, 2005, as amended on November 3, 2006 and further amended on August 26, 2011.

“Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, either (i) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (ii) such Person is or has the right to designate a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

“Targeted Net Working Capital” means $16,614,334.

“Tax” or “Taxes” means (i) federal, state, province, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, unemployment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, customs duties, fees, assessments charges and other taxes of any kind whatsoever, whether disputed or not, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) above, and (iii) all amounts described in clauses (i) and (ii) above payable as a result of having been a member of a consolidated, combined, affiliated or unitary group.

“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or filing relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Threshold” has the meaning set forth in Section 6.3(c).

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” has the meaning set forth in Section 2.1(b).

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

(b) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “dollars” or “$” mean United States dollars. The term “foreign” shall mean non-United States.

ARTICLE VIII.

MISCELLANEOUS

8.1 Fees and Expenses. Except as specifically set forth in this Agreement, each Party to this Agreement shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the other agreements referred to herein, and the consummation of the transactions contemplated hereby and thereby.

8.2 Press Release and Announcements. None of the Parties hereto or any of their respective Affiliates shall issue any press releases or make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party hereto. Notwithstanding the foregoing, any such press release or public announcement may be made if required by applicable Law or pursuant to the Exchange Act; provided, that the Party required to make such press release or public announcement shall, to the extent possible, confer with the other Party concerning the timing and content of such press release or public announcement before the same is made.

8.3 Remedies. Following the Closing and except as specifically provided for elsewhere in this Agreement, the indemnity obligations under Article VI shall be the sole and exclusive remedy for any breach of any representation, warranty or covenant (other than for a claim of fraud, willful misconduct or intentional misrepresentation). All available rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. One or more successive actions may be brought, either in the same action or in separate actions, as often as is deemed advisable, until all of the obligations to such Person are paid and performed in full. In any action arising out of or relating to this Agreement, including any interpretation or enforcement thereof, the prevailing party shall be entitled to recover its reasonable attorney fees, costs and disbursements incurred in such action or an appeal from the non-prevailing party.

8.4 Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by Buyer and the Shareholders’ Representative. No course of dealing between or among the Parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such Party or such holder under or by reason of this Agreement.

8.5 Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Shareholders, Fulcrum or the Shareholders’ Representative without the prior written consent of Buyer, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Buyer without the prior written consent of the Shareholders’ Representative. Notwithstanding the foregoing, Buyer may assign any or all of its rights under this Agreement to any Affiliate, or direct or indirect subsidiary of Buyer, without the consent of the Shareholders’ Representative.

8.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.7 Counterparts. This Agreement may be executed in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

8.8 Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.”

8.9 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Except as expressly set forth in this Agreement (or as set forth in any certificate delivered pursuant to this Agreement), no Party hereto has made any representations or warranties of any kind to any other Party hereto with respect to the transactions contemplated hereby and none shall be implied.

8.10 References to Several. The word “several” when used in this Agreement in the context of the Shareholders means that each Shareholder shall only be responsible or liable for that proportion of a loss, claim or liability equal to their Shareholder Percentage.

8.11 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

8.12 Schedules and Exhibits. All Schedules and Exhibits referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

8.13 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal Law of the State of New York shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

8.14 Venue. BUYER, FULCRUM, THE SHAREHOLDERS AND THE SHAREHOLDERS’ REPRESENTATIVE IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR U.S. FEDERAL COURT LOCATED IN NEW YORK COUNTY OVER ANY PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT AND BUYER, FULCRUM, THE SHAREHOLDERS AND THE SHAREHOLDERS’ REPRESENTATIVE HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH PROCEEDING MAY BE HELD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. BUYER, FULCRUM, THE SHAREHOLDERS AND THE SHAREHOLDERS’ REPRESENTATIVE AGREE THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. BUYER, FULCRUM, THE SHAREHOLDERS AND THE SHAREHOLDERS’ REPRESENTATIVE HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THEY MAY HAVE TO THE LAYING OF VENUE IN NEW YORK COUNTY AND ANY OBJECTION TO ANY PROCEEDING IN NEW YORK COUNTY AS THE BASIS OF AN INCONVENIENT FORUM OR THAT THE VENUE OF THE PROCEEDING IS IMPROPER. BUYER, FULCRUM, THE SHAREHOLDERS AND THE SHAREHOLDERS’ REPRESENTATIVE HEREBY FURTHER WAIVE SERVICE OF PROCESS AND CONSENT TO PROCESS BEING SERVED IN ANY SUCH PROCEEDINGS BY MAILING OF COPIES THEREOF BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OR DISPATCHED THROUGH A REPUTABLE OVERNIGHT COURIER SERVICE, ADDRESSED TO BUYER, FULCRUM, THE SHAREHOLDERS OR THE SHAREHOLDERS’ REPRESENTATIVE AT THEIR RESPECTIVE ADDRESSES APPEARING IN THIS AGREEMENT, AND AGREE THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF.

8.15 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, five (5) Business Days after being sent by U.S. First Class mail (postage prepaid), or one (1) Business Day after dispatch to a reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to Buyer and the Shareholders at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

Buyer:

The Chefs’ Warehouse Pastry Division Canada ULC

c/o The Chefs’ Warehouse, Inc.

100 East Ridge Road

Ridgefield, CT 06877

Attn: Alexandros Aldous, General Counsel

Email: aaldous@chefswarehouse.com

with copies to (which shall not constitute notice to Buyer):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Attn: D. Scott Holley, Esq.

Email: sholley@bassberry.com

Shareholders’ Representative:

Fulcrum Capital Partners Inc.

1020 – 885 West Georgia Street

Vancouver, B.C.

V6C 3E8

Attention: Michael Berkson

Fax: (604) 408-8892

Email: michael.berkson@fulcrumcapital.ca

Shareholders:

c/o Fulcrum Capital Partners Inc.

1020 – 885 West Georgia Street

Vancouver, B.C.

V6C 3E8

Attention: Michael Berkson

Fax: (604) 408-8892

Email: michael.berkson@fulcrumcapital.ca

and:

Richard Foley

11 White Water Lane

Dana Point CA 92629

Email: qzinana@gmail.com

With a copy to (which shall not constitute notice to the Shareholders):

Lawson Lundell LLP

1600-925 West Georgia Street

Vancouver, B.C.

V6C 3L2

Attention: Randall C. Chatwin

Fax: (604) 694-2946

Email: rchatwin@lawsonlundell.com

8.16 No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement.

8.17 Shareholders’ Representative.

Fulcrum, as the Shareholders’ Representative, shall be constituted and appointed as agent for and on behalf of each Shareholder to give and receive notices and communications, to agree to, negotiate and enter into, on behalf of the Shareholders, amendments, consents and waivers under this Agreement pursuant to the terms set forth herein, to make and receive payments on behalf of the Shareholders pursuant to the terms set forth herein, to take such other actions as authorized by this Agreement, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing. If at any time the Shareholders’ Representative resigns, dies or becomes incapable of acting, the Shareholders shall choose another Person to act as the Shareholders’ Representative under this Agreement. The Shareholder Indemnitees may not make a claim for indemnity against Buyer pursuant to this Agreement except through the Shareholders’ Representative. Once the Shareholders’ Representative has initiated such a claim for indemnity, the Shareholders’ Representative may enforce, prosecute and settle such claim without further directions from the Shareholder Indemnitees, and all acts and decisions of the Shareholders’ Representative in connection with such matter shall be binding on all the Shareholder Indemnitees. No bond shall be required of the

Shareholders’ Representative, and the Shareholders’ Representative shall receive no compensation for services provided hereunder. Notices or communications to or from the Shareholders’ Representative shall constitute notice to or from each of the Shareholders.

(a) The Shareholders’ Representative will be entitled to engage such counsel, experts and other agents as the Shareholders’ Representative deems necessary or proper in connection with performing the Shareholders’ Representative’s obligations hereunder, and will be promptly reimbursed by the Shareholders for all reasonable expenses, disbursements and advances incurred by the Shareholders’ Representative in such capacity upon demand. Each Shareholder shall indemnify and hold harmless the Shareholders’ Representative pro rata based upon such Shareholder’s pro rata share of the equity interests in the Company as of the Closing Date, from any and all Losses that are incurred by the Shareholders’ Representative as a result of actions taken, or actions not taken, by the Shareholders’ Representative herein, except to the extent that such Losses arise from the gross negligence or willful misconduct of the Shareholders’ Representative. The Shareholders’ Representative shall not be liable to the Shareholders for any act done or omitted hereunder as the Shareholders’ Representative, excluding acts which constitute gross negligence or willful misconduct.

(b) A decision, act, consent or instruction of the Shareholders’ Representative in respect of any action under this Agreement shall constitute a decision of all of the Shareholders and shall be final, binding and conclusive upon each such Shareholders and Buyer may rely upon any decision, act, consent or instruction of the Shareholders’ Representative hereunder as being the decision, act, consent or instruction of each and every such Shareholder. Buyer is hereby relieved from any Liability to any Person (including any Shareholder) for any acts done by Buyer in accordance with such decision, act, consent or instruction of the Shareholders’ Representative.

8.18 Guarantee . To induce Buyer to enter into this Agreement and the Transaction Documents to which it is a party, Fulcrum intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Buyer the full and complete performance by the Fulcrum Shareholders of their obligations, covenants and agreements under this Agreement and the other Transaction Documents to which any of them is a party, and the punctual performance and discharge of all Liabilities of the Fulcrum Shareholders hereunder.

IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the date first written above.

BUYER:

THE CHEFS’ WAREHOUSE PASTRY DIVISION CANADA ULC

By:	/s/ Alexandros Aldous
Name:	Alexandros Aldous
Title:	General Counsel and Corporate Secretary

SHAREHOLDERS:

PEF 2005(A) LIMITED PARTNERSHIP

By:	Fulcrum Capital Partners Inc.
Its:	General Partner

	By:	/s/ Michael Berkson
	Name:	Michael Berkson
	Title:	Partner

	By:	/s/ Neil Johansen
	Name:	Neil Johansen
	Title:	Director

PEF 2005(B) LIMITED PARTNERSHIP

By:	Fulcrum Capital Partners Inc.
Its:	General Partner

	By:	/s/ Michael Berkson
	Name:	Michael Berkson
	Title:	Partner

	By:	/s/ Neil Johansen
	Name:	Neil Johansen
	Title:	Director

PEF 2005(C) LIMITED PARTNERSHIP

By:	Fulcrum Capital Partners Inc.
Its:	General Partner

	By:	/s/ Michael Berkson
	Name:	Michael Berkson
	Title:	Partner

	By:	/s/ Neil Johansen
	Name:	Neil Johansen
	Title:	Director

PEF 2005 (D) LIMITED PARTNERSHIP

By:	Fulcrum Capital Partners Inc.
Its:	General Partner

	By:	/s/ Michael Berkson
	Name:	Michael Berkson
	Title:	Partner

	By:	/s/ Neil Johansen
	Name:	Neil Johansen
	Title:	Director

RICHARD FOLEY MANAGEMENT CORP.

By:	/s/ Richard Foley
Name:	Richard Foley
Title:	CEO

By:	/s/ Richard Foley
Name:	Richard Foley

By:	/s/ Rex Ciavola
Name:	Rex Ciavola

By:	/s/ Tony Canino
Name:	Tony Canino

By:	/s/ Birger Andersen
Name:	Birger Andersen

By:	/s/ Laurent Rasia
Name:	Laurent Rasia

THE SHAREHOLDERS’ REPRESENTATIVE:

Fulcrum Capital Partners Inc.

By:	/s/ Michael Berkson
Name:	Michael Berkson
Title:	Partner

By:	/s/ Neil Johansen
Name:	Neil Johansen
Title:	Director

FULCRUM:

Fulcrum Capital Partners Inc.

By:	/s/ Michael Berkson
Name:	Michael Berkson
Title:	Partner

By:	/s/ Neil Johansen
Name:	Neil Johansen
Title:	Director